Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

between

TRAVIS PEAK RESOURCES, LLC

(the “Seller”)

and

ECLIPSE RESOURCES-PA, LP

(the “Buyer”)

and

ECLIPSE RESOURCES CORPORATION

(the “Buyer Parent”)

December 8, 2017

i

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A – Properties; Excluded Assets; Contracts; Easements

Exhibit A, Schedule 1, Part 1 – Leases

Exhibit A, Schedule 1, Part 2 – Dominion Leases

Exhibit A, Schedule 2 – Fee

Exhibit A, Schedule 3 – Wells

Exhibit A, Schedule 4 – Contracts

Exhibit A, Schedule 5 – Easements

Exhibit A, Schedule 6 – Top Leases

Exhibit A, Schedule 7 – Suspended Funds

Exhibit A, Schedule 8 – Excluded Assets

Exhibit A, Schedule 9 – Permits

Exhibit B – Form of Assignment, Bill of Sale and Conveyance

Exhibit C – [Reserved]

Exhibit D – Registration Rights

Exhibit E – Letters in Lieu

Exhibit F – Certificate of Non-Foreign Status

Exhibit G – Officer’s Certificate

Exhibit H – Form of Mineral Deed

Schedules

Schedule 1.1(n) – Excluded Leased Personal Property

Schedule 1.1(u) – Reserved Royalty and Mineral Interests

Schedule 3.3 – No Breach

Schedule 3.4 – Litigation

Schedule 3.5 – Taxes

Schedule 3.8 – Contracts

Schedule 3.9 – Environmental and Safety Matters

Schedule 3.12 – Preferential Rights of Purchase and Consents to Assign

Schedule 3.13 – Deferred Bonus Payments

Schedule 3.14 – Obligations

Schedule 3.15 – Commitments

Schedule 3.16 – Expenditures

Schedule 3.17 – Surface Leases

Schedule 3.18 – Gas Balancing Arrangements & Gas Imbalances

Schedule 3.20 – No Obligation to Drill

Schedule 5.11.3 – Licensed G & G Data

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered this 8th day of December, 2017 (the “Execution Date”), between Travis Peak Resources, LLC, a Delaware limited liability company, whose address is 9020 North Capital of Texas Hwy., Building 1, Suite 170, Austin, Texas 78759 (the “Seller”), Eclipse Resources-PA, LP, a Delaware limited partnership, whose address is 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803 (the “Buyer”), and Eclipse Resources Corporation, a Delaware corporation, whose address is 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803 (“Buyer Parent”). The Buyer and the Seller may be referred to herein collectively as the “Parties”, or individually as a “Party”.

B A C K G R O U N D:

A.    The Seller desires to sell and the Buyer desires to purchase all of the Seller’s right, title and interest in and to the Properties (as hereinafter defined).

B.    The purchase and sale of the Properties will be consummated on the terms and conditions set forth in this Agreement.

ARTICLE 1

DEFINITIONS AND REFERENCES

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Definitions and References. Capitalized terms used throughout this Agreement, including the Recitals above and not defined in Section 1.1 below, shall have the meaning ascribed to them elsewhere in this Agreement.

1.1    Definitions. Each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

“Accounting Referee” means a nationally recognized accounting firm mutually agreed upon by the Parties, provided that prior to the appointment of any Accounting Referee, each Party will certify in writing to the other Party that such Accounting Referee has neither performed any work for such Party or its Affiliates nor been an officer, director or employee of such Party or any of its Affiliates within the preceding five (5) year period.

“Affiliate” means, with respect to any Party, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with such Party, provided that the Parties have informed each other (i) that their indirect and controlling owner, EnCap Investments L.P. and its Affiliates (other than TPR Holding Company, LLC, Buyer Parent and their direct and indirect subsidiaries) (collectively “EnCap”), are engaged in the business of and investment in exploring for, producing, gathering, transporting, treating and/or processing oil and/or gas (each, a “Portfolio Company” and collectively, the “Portfolio Companies”), (ii) that

EnCap may have a direct or indirect interest in some or all of such Portfolio Companies, and (iii) that such Portfolio Companies operate and engage in the oil and gas exploration, production, gathering, transportation, and treatment business independently from the Parties; further, provided that the Parties acknowledge and agree that for the purposes of this Agreement, EnCap and any Portfolio Company (other than TPR Holding Company, LLC, Buyer Parent and their direct and indirect subsidiaries) shall not be considered an Affiliate of either Party.

“Aggregate Defect Threshold” means an amount equal to two and one half percent (2.5%) percent of the unadjusted Purchase Price.

“Agreement” has the meaning specified in the introductory paragraph and includes such paragraph, the recitals hereto, and the Exhibits and Schedules attached hereto.

“Allocated Value” has the meaning specified in Section 2.11.

“Asset Taxes” means production, severance, excise, sales, use, occupation, ad valorem property, personal property or similar Taxes (including the Pennsylvania impact fee), but not Income Taxes or Transfer Taxes.

“Assignment” means the Assignment, Bill of Sale and Conveyance, in substantially the same form attached hereto as Exhibit B.

“Assessment” has the meaning specified in Section 5.1.1.

“Assumed Obligations” means all liabilities, costs, expenses, duties and obligations of every kind and character of the Seller with respect to the Properties or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time, including, but not limited to, those arising out of or relating to: (i) the terms of all oil, gas and mineral leases, easements and similar agreements constituting part of the Properties; (ii) the terms and provisions of all Contracts constituting part of the Properties and under any Contracts entered into by the Seller after the Execution Date which are both attributable to, and constitute part of, the Properties and are entered into in compliance with Section 5.2; (iii) Gas Imbalances, to the extent disclosed in Schedule 3.18; (iv) the administration and payment of the amount of the Suspended Funds as provided in Section 5.8; (v) all Taxes allocated to the Buyer pursuant to Section 5.5; (vi) all obligations with respect to Permitted Encumbrances existing as of the applicable Closing Date; (vii) liabilities, costs, expenses, duties and obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures located on or within the geographical boundaries of the Real Property Interests or lands pooled or unitized therewith or otherwise comprising part of the Properties; and (viii) all liabilities, costs, expenses, duties and obligations to restore the surface of the Real Property Interests, the Lands or lands pooled or unitized therewith and any other obligations relating to the failure of the Real Property Interests, Lands or lands pooled or unitized therewith to comply with Environmental Laws, including any and all obligations to bring the Properties into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Properties), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Effective Time (the “Environmental Obligations”); (ix) all Third Party claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Properties; and (x) all losses, claims, liabilities, demands, costs and expenses arising out of, incident to or in connection with the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Real Property Interests and/or units comprising a part of the Properties.

“Basket” has the meaning specified in Section 10.6.1.

“Benefit Notice” has the meaning specified in Section 2.2.11.

“Business Day” means any day other than Saturday, Sunday or any day which is a federal legal holiday in the United States.

“Buyer” has the meaning specified in the introductory paragraph.

“Buyer Parent Financial Statements” has the meaning specified in Section 4.11.

“Buyer’s Knowledge” means the actual knowledge, after reasonably diligent investigation or inquiry, of Benjamin W. Hulburt, Matthew DeNezza, Thomas S. Liberatore and Christopher K. Hulburt, such “investigation or inquiry” limited to a review of written files and information within the possession or direct control of such person.

“Buyer Indemnified Parties” has the meaning specified in Section 10.2.

“Buyer Parent’s Knowledge” means the actual knowledge, after reasonably diligent investigation or inquiry, of Benjamin W. Hulburt, Matthew DeNezza, Thomas S. Liberatore and Christopher K. Hulburt.

“Buyer Parent Preferred Stock” has the meaning specified in Section 4.10.1.

“Buyer Parent Reports” has the meaning specified in Section 4.11.

“Buyer Parent Stock Price” means the Closing Date VWAP; provided, however, that (i) if the Closing Date VWAP is less than $2.35, then the Buyer Stock Price shall be equal to $2.35, and (ii) if the Closing Date VWAP is more than $2.60 then the Buyer Stock Price shall be equal to $2.60.

“Buyer’s Tax Returns” has the meaning specified in Section 5.5.4.

“Casualty” means volcanic eruptions, acts of God, terrorist acts, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of eminent domain,

confiscation or seizure, or other casualty, but excluding any loss, damage or reduction in value as a result of depreciation, ordinary wear and tear, and any change in condition of the Properties for production of Hydrocarbons through normal depletion (including the watering out of any well, collapsed casing, or sand infiltration of any well).

“Casualty Loss” has the meaning specified in Section 2.10.

“CERCLA” has the meaning specified in the definition of Environmental Law.

“Closing” means the closing and consummation of the transactions contemplated by this Agreement, either at the First Closing or Second Closing, as applicable and/or as specified.

“Closing Date VWAP” means the Reference VWAP based on the date of the First Closing or Second Closing, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereof.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated May 23, 2017, by and between Buyer and Seller.

“Consent” means, other than a consent that is customarily obtained post-closing, any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Property or any interest therein.

“Consultant” has the meaning specified in Section 2.2.10.

“Contracts” has the meaning specified in the definition of Properties.

“Common Stock” has the meaning specified in the introductory paragraph of Section 2.

“Control” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other voting interest of an entity.

“Covered Counties” has the meaning specified in Section 15.22.

“Cure Period” has the meaning specified in Section 2.2.9.A.

“Defect Notice” has the meaning specified in Section 2.2.

“Defect Notice Date” has the meaning specified in Section 2.2.

“Defect Property” has the meaning specified in Section 2.2.9.B.

“Defensible Title” means that title of the Seller to the Real Property Interests or Wells that although not constituting perfect, merchantable or marketable title, is such which, subject to Permitted Encumbrances, as of the Closing:

(a)	(i) entitles Seller to receive, throughout the productive life of a Well or Real Property Interest, not less than the Net Revenue Interest set forth in Exhibit A in and to all Hydrocarbons produced and saved or sold from or allocated to such Real Property Interest or Well (except for (A) decreases resulting from the establishment after the Effective Time of pools or units consented to by Buyer in accordance with this Agreement and (B) decreases resulting from reversionary interests, carried interests, horizontal or vertical severances or other matters or changes in interest stated in Exhibit A), (ii) obligates Seller to bear, throughout the productive life of a Well (and the plugging, abandonment and salvage thereof), not greater than the Working Interest set forth in Exhibit A, except (A) increases in such Working Interest resulting from matters stated in Exhibit A and (B) increases that are accompanied by at least a proportionate increase in the Net Revenue Interest for such Well, and (iii) entitles Seller to not less than the respective number of Net Acres shown for Seller on Exhibit A for a Real Property Interest;

(b)	with respect to any interest not yet earned under the Dominion Farmout Agreement, is described in and subject to the Dominion Farmout Agreement to be assigned to the Buyer as part of the Contracts; and

(c)	is free and clear of all Liens.

“Disputed Defect” has the meaning specified in Section 2.2.9.B.

“Dollar” means the United States of America dollar.

“Dominion Farmout Agreement” means that certain Farmout Agreement dated July 14, 2015, by and between Operator (as such term is defined therein) and Dominion Transmission, Inc., as the same may be amended from time to time.

“Easements” has the meaning specified in the definition of Properties.

“Eclipse Stockholder Approval” means the approval of the issuance of the Stock Consideration by the affirmative vote of the holders of, or the execution and delivery to Buyer Parent of a written consent by the holders of, a majority of the outstanding shares of Common Stock entitled to vote thereon.

“Effective Time” means September 1, 2017.

“Environmental Defect” means, as to the Real Property Interests or Wells, the violation of or failure to meet requirements or standards that are applicable to such Real Property

Interest or Well under applicable Environmental Laws where such violation or failure and such requirements or standards are in effect as of the Effective Time; provided that the phrase does not include non-mandatory operating practices or standards that may be employed or adopted by other oil or gas well operators or recommended by a Governmental Authority, and provided further that the term “Environmental Defects” excludes any of the foregoing liabilities to the extent caused by or relating to NORM or otherwise disclosed in any Schedule.

“Environmental Law” means any Law relating to the environment, health and safety, hazardous materials, industrial hygiene, natural resources, the environmental conditions on, under, or about any of the Properties, including soil, groundwater, and indoor and ambient air conditions, or the reporting or remediation of environmental contamination, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state analogues thereto; the Pennsylvania Oil and Gas Act, 58 P.S. §§ 601.101 through 601.605; the Pennsylvania Coal and Gas Resource Coordination Act, 58 P.S. §§ 501 through 518; the Pennsylvania Oil and Gas Conservation Law, 58 P.S. §§ 401 through 419; the Pennsylvania Clean Streams Law, 35 P.S. §§ 691.1 through 691.1001; the Pennsylvania Solid Waste Management Act, 35 P.S. §§ 6018.101 through 6018.1003; the Pennsylvania Dam Safety and Encroachments Act, 32 P.S. §§ 693.1 through 693.27; the Pennsylvania Worker and Community Right to Know Act, 35 P. S. §§7301 through 7320; the regulations thereunder; as any of the foregoing may be amended as of the Effective Time.

“Environmental Obligations” has the meaning specified in the definition of Assumed Obligations.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means Computershare Trust Company, N.A. or such other escrow agent mutually agreed upon by the Parties.

“Escrow Agreement” means the escrow agreement to be entered into at the First Closing, if applicable, by and among Seller, Buyer and the Escrow Agent, in customary form and substance reasonably satisfactory to the Parties and reflecting such terms mutually agreed upon by the Parties and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(a)	all corporate, limited liability company, partnership, financial, tax and legal (other than title) records of the Seller that are unrelated to the Properties (for the avoidance of doubt, tax records related to Asset Taxes shall not be an Excluded Asset);

(b)	all books, records and files that relate to the Excluded Assets;

(c)	any existing or future refund of costs, Taxes (to the extent such refund is allocated to Seller under Section 5.5) or expenses borne by the Seller, its Affiliates or their respective predecessors in title attributable to the period prior to the Effective Time;

(d)	any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Real Property Interests, including, without limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

(e)	all rights of the Seller under Contracts attributable to periods before the Effective Time, insofar as such rights relate to the Seller’s indemnity obligations or other liabilities of the Seller retained under this Agreement;

(f)	all rights and interests of the Seller (i) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of the Seller against Third Parties or hold harmless agreements and any indemnities received in connection with the Seller’s prior acquisition of any of the Properties), or (ii) under any bond, letter of credit or guarantee;

(g)	the Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of the Seller’s business generally;

(h)	all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time, and all proceeds from the disposition thereof other than inventory for which an adjustment is made under Section 2.5(a);

(i)	all of the Seller’s and its Affiliates’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j)	all audit rights (including rights to receive costs and revenues in connection therewith, in each case to the extent the Seller is responsible for such costs under this Agreement) arising under any of the Contracts or otherwise with respect to the Properties for any period prior to the Effective Time or to any of the Excluded Assets, except for any Gas Imbalances;

(k)	all trade credits, account receivables, note receivables, take-or-pay amounts receivable and other receivables attributable to the Properties (other than inventory for which an adjustment is made under Section 2.5(a)) with respect to any period of time prior to the Effective Time, as determined in accordance with GAAP;

(l)	all computers, phones, office supplies, furniture and related personal effects located off the Properties or only temporarily located on the Properties;

(m)	Properties retained by the Seller or excluded from the Properties at the applicable Closing pursuant to the terms of this Agreement;

(n)	that certain leased personal property (including leased vehicles) of Seller or any of its Affiliates as set forth on Schedule 1.1(n);

(o)	all claims of the Seller or any of its Affiliates for refunds of or loss carry forwards with respect to (i) any Asset Taxes allocated to the Seller pursuant to Section 5.5, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Assets;

(p)	all documents and instruments of the Seller that may be protected by an attorney-client privilege (other than title opinions and reports, which shall be included as part of the Records) and all data that cannot be disclosed to the Buyer as a result of confidentiality arrangements, or which are subject to payment of a fee for transfer or other consideration under agreements with Third Parties;

(q)	all surface fee interests, surface leasehold and other surface property interests, and all buildings, offices, improvements, appurtenances, field offices and yards not used in connection with the Properties;

(r)	all vehicles used in connection with the Properties;

(s)	records relating to the offer, negotiation or consummation of the sale of the Properties;

(t)	the Seller’s reserve studies, estimates and evaluations, and engineering studies and economic studies;

(u)	those overriding royalty interests and lessor royalties set forth on Schedule 1.1(u) which are owned by Seller and its Affiliates, including, without limitation, any and all mineral interests burdened by or relating to any of the Real Property Interests or burdened by other oil, gas and mineral leases;

(v)	any other right or interest of the Seller, including claims against Third Parties, to the extent related to the ownership of the Properties prior to the Effective Time;

(w)	any G&G Data, to the extent not included in the Properties; and

(x)	those items set forth in Exhibit A, Schedule 8.

“Execution Date” has the meaning specified in the introductory paragraph.

“Final Statement” has the meaning specified in Section 2.8.

“First Closing” means the closing that occurs on the First Closing Date.

“First Closing Date” means the first Business Day immediately following the 20th calendar day after the date that the Information Statement is mailed to the Company’s stockholders that are entitled to notice thereof, unless changed by the mutual written agreement of the Parties.

“First Closing Statement” has the meaning specified in Section 2.7.

“First Closing Statement Date” has the meaning specified in Section 2.7.

“Fundamental Representations” means the representations and warranties in Sections 3.2, 3.3, 3.10, 3.11, 4.2, 4.3, 4.5, 4.6 and 4.10.

“Found Acreage” has the meaning specified in Section 15.22.

“Found Acreage Notice” has the meaning specified in Section 15.22.

“GAAP” means generally accepted accounting principles, consistently applied, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor). The requisite that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding periods.

“G & G Data” means geological or geophysical information constituting proprietary seismic data, studies, core samples and information to be covered by license agreements and any geological or geophysical information related to the Real Property Interests or Wells.

“Gas Imbalances” means any gas production, pipeline, storage, processing, transportation or other imbalance or unsatisfied through-put obligations attributable to Hydrocarbons produced from the respective Seller’s interest in Wells or any interests pooled or unitized therewith.

“Governmental Authority” means any national, state, county, municipal, or multi-jurisdictional government or division thereof, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or governmental tribunal or arbitrator in any case that has jurisdiction over any of the Parties or any of their respective properties or assets.

“Governing Documents” means (a) the articles or certificate of formation or incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Hazardous Substance” means (i) any “hazardous waste” or “solid waste” as defined under RCRA or under any applicable state analogue; (ii) any “hazardous substance” as defined by CERCLA and regulations promulgated thereunder or under any state analogue; (iii) any Hydrocarbons; (iv) any petroleum-based products, by-products, or waste materials; (v) NORM; (vi) any other substance that, pursuant to Environmental Laws, requires special handling or notification of any Governmental Authority in its production, collection, usage, storage, transport, treatment, or disposal; and (vii) any other chemical, substance, or waste that is regulated under any Environmental Law, including, without limitation, asbestos, asbestos-containing materials, and polychlorinated biphenyls.

“Hydrocarbons” means oil, condensate, gas, casinghead gas, and other liquid or gaseous hydrocarbons produced in association therewith.

“Income Taxes” means any income, capital gains, franchise, gross receipts and similar Taxes.

“Individual Claim” has the meaning specified in Section 10.6.1.

“Individual Defect Threshold” has the meaning specified in Section 2.2.1.

“Information Statement” has the meaning specified in Section 5.7.1.

“Joint Escrow Instruction” has the meaning specified in Section 2.9.2.

“Lands” means the lands covered by the Real Property Interests and all lands pooled or unitized therewith.

“Laws” means any and all applicable laws, statutes, acts, constitutions, fundamental principles of common law, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, directives, decrees, rules, regulations, or governmental guidelines or interpretations having the force of law or other legally enforceable requirements (including Environmental Laws) that are promulgated, issued, adopted, implemented or enacted by or under the authority of any Governmental Authority having jurisdiction.

“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance, or other arrangements substantially equivalent thereto, but does not include any production payment, net profits interest, overriding royalty interest or similar interest to the extent any such interest does not reduce Seller’s Net Revenue Interest below that shown on Exhibit A.

“Market Price” means three dollars ($3.00) per mcf.

“Material Adverse Effect” means any fact, event, circumstance, change, occurrence, effect, result, consequence, condition or matter that would, or would reasonably be expected to, individually or in the aggregate, (a) materially adversely affect the Properties or the operations, rights, results of operations or the value of the Properties taken as a whole, or (b) materially impair, prevent or delay either Party’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and/or gas industry, such as fluctuations in the price of oil and gas, or that result from international, national, regional, state or local economic conditions, from general developments or from other general economic conditions, facts or circumstances, including changes in Tax policy or other fiscal conditions, that are not subject to the control of the relevant Party, (ii) that result from any of the transactions contemplated in this Agreement or the public announcement thereof, (iii) that result from conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks or acts of God or natural disasters, or (v) that result from acts or failures to act of any Governmental Authorities and changes in Laws from and after the Execution Date.

“Mineral Deed” means the Mineral Deed, in substantially the same form attached hereto as Exhibit H.

“Net Acre” means, as calculated separately with respect to each Target Formation for each Real Property Interest, (a) the number of gross acres of land covered by such leasehold interest, multiplied by (b) the undivided fee simple oil and gas mineral interest (expressed as a percentage) in the Target Formation Hydrocarbons in the Lands covered by such Real Property Interest, multiplied by (c) the Seller’s Working Interest in such Real Property interest with respect to such Target Formation (provided, however, if items

(b) and (c) vary as to different areas of such Lands covered by such leasehold interest, a separate calculation shall be performed with respect to each such area). By way of example and without limiting the foregoing, Seller shall own fifty (50) Net Acres (a) in a tract of one hundred (100) acres, (b) in which lessor owns fifty percent (50%) of the oil and gas minerals within the Target Formation under said tract, and (c) of which Seller owns or controls by lease or otherwise one hundred percent (100%) of the working interest in the Target Formation.

“Net Revenue Interest” (or “NRI”) means the decimal interest in and to all production of Hydrocarbons produced and saved or marketed from or allocated to the relevant Property after giving effect to all valid lessors’ royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests, and other burdens upon, measurable or payable out of production therefrom, and with respect to a Lease, limited to the applicable Target Formation.

“Nonconsented Interest” has the meaning specified in Section 2.3.6.

“NORM” shall mean any naturally occurring radioactive materials.

“NYSE” shall mean the New York Stock Exchange.

“Ordinary Course of Business” means in the ordinary course of business consistent with past custom and practice.

“Party” and “Parties” have the meanings specified in the introductory paragraph.

“Permits” has the meaning specified in Section 3.6.

“Permitted Encumbrances” means any of the following:

(a)	All rights to consent held by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance.

(b)	Consents to assignment, preferential purchase rights and similar agreements, in each case, only where waivers or consents are obtained from the appropriate Persons on or prior to the applicable Closing, or the appropriate time period for asserting any such right has expired without an exercise of the right.

(c)	Easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations or any restrictions on access thereto that do not materially impair the use, ownership or operation of the Properties (as currently owned and operated).

(d)	Other than such rights that have already been triggered, conventional rights of reassignment upon final intention to abandon or release any of the Properties.

(e)	All rights reserved to or vested in any Governmental Authority to control or regulate any of the Properties in any manner, and all applicable Laws of any Governmental Authority having jurisdiction over the Properties.

(f)	Liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due, or, if due, being contested in good faith in the Ordinary Course of Business.

(g)	All other inchoate liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting any of the Properties that, individually or in the aggregate, do not (i) materially impair the use, ownership or operation of the Properties (as currently owned and operated), (ii) reduce the Net Revenue Interest of Seller in any Real Property Interests to an amount less than the Net Revenue Interest set forth on the applicable schedules for such Real Property Interests (provided that “Permitted Encumbrances” does not include (A) any royalty, overriding royalty or like interest owned by Seller or any Affiliate of Seller, or (B) any royalty, overriding royalty or like interest granted by Seller to any Person after the Effective Time), (iii) obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth on the applicable schedules for such Real Property Interests unless there is a proportionate increase in the Net Revenue Interest in such Real Property Interests, or (iv) decrease the Working Interest in such Real Property Interests from that set forth on the applicable schedules for such Real Property Interests if such encumbrances, contracts, agreements, instruments, obligations, defects and irregularities were created or entered into by Seller. Also, a variation between the actual Working Interest or Net Acres of Real Property Interests from the Working Interest or Net Acres of such Real Property Interests set out on the applicable schedules, will be deemed to be a “Permitted Encumbrance” (except as provided otherwise in clauses (iii) or (iv) of the first sentence of this subsection (g) with respect to an increased or decreased Working Interest, as applicable).

(h)	Liens for Taxes not yet due and payable.

(i)

Existing royalty and/or overriding royalty or like interests burdening the Real Property Interests which do not (i) reduce the Net Revenue Interest of Seller in any Real Property Interests to an amount less than the Net Revenue Interest set forth on the applicable schedules for such Real Property Interests (provided that “Permitted Encumbrances” does not include (A) any royalty, overriding royalty or like interest owned by Seller or any Affiliate of Seller, or (B) any royalty, overriding royalty or like interest granted by Seller to any Person after the Effective Time), or (ii) obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth on the applicable schedules for such Real Property Interests unless there is a proportionate increase in the Net Revenue Interest in such Real Property Interests.

(j)	Liens or mortgages on the lessor’s interest in the Lands except to the extent both of the following conditions are true: (i) such lien or mortgage is subject to pending proceeding(s) to enforce the lien or mortgage and (ii) such lien or mortgage is not subordinated to the lessee’s interest.

(k)	Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the Ordinary Course of Business for obligations that are not yet due and payable or that will be paid and discharged in the Ordinary Course of Business or, if delinquent, that are being contested in good faith by appropriate action of which the Buyer is notified in writing upon execution of this Agreement or, if such liens or charges arise thereafter, prior to the applicable Closing Date.

(l)	Any matters set forth on Exhibit A.

(m)	Any other condition Buyer expressly waives in writing.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.

“PPR” has the meaning specified in Section 2.3.

“Properties” means all of Seller’s right, title and interest in and to the following, excluding the Excluded Assets:

(a)	all oil and/or gas leases, oil, gas and mineral leases, subleases, other leaseholds, working interests and net revenue interests owned by Seller described in Exhibit A, Schedule 1, whether producing or non-producing, and all Lands covered thereby, and those certain fee mineral interests, described in Exhibit A, Schedule 2 (collectively, the “Real Property Interests”);

(b)	all oil and gas wells located on or within the geographical boundaries of the Lands, whether producing, shut-in, plugged or abandoned,

including those wells described in Exhibit A, Schedule 3 (the “Wells”), and all tangible personal property, equipment, fixtures and improvements, including, but not by way of limitation, all injection wells, salt water disposal facilities (but only to the extent set forth on Exhibit A), well heads, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, water lines, vessels, tanks, boilers, separators, treating equipment, compressors, other equipment, automation systems, including meters and related telemetry on wells, power lines, telephone and communication lines, and other appurtenances owned in connection with the production, treating, storing, transportation or marketing of Hydrocarbons from the Wells;

(c)	all presently existing unitization, pooling and/or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, insofar as the same are attributable or allocated to the Real Property Interests, and all of Seller’s interest in and to the properties covered or units created thereby which are attributable to the Real Property Interests;

(d)	all of Seller’s rights, benefits, and obligations arising from or in connection with the Dominion Farmout Agreement;

(e)	the presently existing and valid Hydrocarbon sales agreements to the extent applicable to the Properties (and not Excluded Assets), operating agreements, gathering agreements, transportation agreements, marketing, disposal or injection agreements, farmout and farmin agreements, unitization, pooling and communitization agreements, purchase agreements, exploration agreements, area of mutual interest agreements, exchange and processing contracts and agreements, partnership and joint venture agreements, and any other contracts, agreements and instruments, in each case, only to the extent the above agreements cover, are attributable to or relate to the Real Property Interests, Wells or any interests pooled, communitized or unitized therewith set forth on Exhibit A, Schedule 4 (collectively, the “Contracts”); provided that “Contracts” shall exclude the following items: (i) any master service agreements, and (ii) any contracts, agreements and instruments to the extent transfer is (A) restricted by their respective terms or third-party agreement and the necessary consents to transfer are not obtained pursuant to Section 2.3, or (B) subject to payment of a fee or other consideration under any license agreement or other agreement with a Person other than an Affiliate of Seller, and for which no consent to transfer has been received or for which the Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(f)	all Hydrocarbons in, on, under or produced from the Real Property Interests or any interests pooled or unitized therewith from and after the Effective Time, and all Hydrocarbons in pipelines or tanks above the pipeline connection attributable to the properties and interests described in subsections (a), (b) and (c) above, and the proceeds therefrom;

(g)	all easements, surface leases, subsurface leases, permits, licenses, servitudes, rights-of-way and all other rights and appurtenances situated on or used in connection with the operation of the Real Property Interests, Wells or any interests pooled or unitized therewith, as set forth on Exhibit A, Schedule 5 (“Easements”);

(h)	all rights, benefits and obligations arising from or in connection with any Gas Imbalances as of the Effective Time;

(i)	all rights, benefits, and obligations arising from or in connection with all Top Leases, as set forth on Exhibit A, Schedule 6;

(j)	to the extent the same are assignable or transferable, and further to the extent the same are related to the Real Property Interests and Wells, all of Seller’s interests in and to all orders, contracts, title opinions and documents, abstracts of title, leases, division of interest statements, participation agreements, and all other agreements and instruments, easements, rights-of-way, licenses, authorizations, permits (which permits are set forth on Exhibit A, Schedule 9), and similar rights and interests, subject to the rights of Third Parties;

(k)	to the extent the same are assignable or transferable, and further to the extent the same are related to the Real Property Interests and Wells, all G & G Data, subject to the right of use granted to Seller pursuant to Section 5.11.3;

(l)	the Records; and

(m)	all refunds of Taxes allocated under Section 5.5 to Buyer.

“Purchase Price” has the meaning specified in Section 2.

“RCRA” has the meaning specified in the definition of Environmental Law.

“Real Property Interests” has the meaning set forth in the definition of Properties.

“Records” means all of the files, records and data (including electronic data and Tax data) of Seller relating to the Properties owned by Seller, including, but not limited to, lease files, land files, wells files, division order files, abstracts, title files (including title opinions), engineering and/or production files, maps and accounting records, environmental and health and safety files, regulatory files, correspondence, and operations files, in each case to the extent related to the Properties, Real Property Interests, Wells, Contracts and Easements, and excluding all of the Excluded Assets; provided, however, that Seller may retain the originals of such Records as Seller has determined may be required for litigation, Tax, accounting and auditing purposes.

“Reference VWAP” means the volume weighted average price per share of the Buyer Parent Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page “ECR <equity> VWAP” (or its equivalent successor) in respect of the scheduled open of trading until the scheduled close of trading for the thirty (30) consecutive-day trading period ending on the second trading day immediately preceding the applicable date.

“Registration Rights Agreement” means the registration rights agreement to be entered into at the First Closing among Seller (and/or Seller’s designee(s), as applicable), Buyer and the Buyer Parent, in customary form and substance reasonably satisfactory to the Buyer Parent and the Parties and including the terms set forth in Exhibit D.

“Restrictive Legend” has the meaning specified in Section 3.23.5.

“Retained Liabilities” means those liabilities and obligations of Seller arising from the following: (a) any Taxes allocated to Seller pursuant to Section 5.5; and (b) Third Party claims, demands, damages, costs and expenses, obligations or other liabilities with respect to bodily injury or death arising from operations on the Properties prior to the applicable closing Date insofar as (i) such claims are attributable to Seller’s interest in or operation of the Properties and (ii) the Buyer provides notice of an indemnifiable claim related to this sub-clause (b) on or before the second anniversary of the applicable Closing Date.

“Rule 144” has the meaning specified in Section 3.23.1.

“Sarbanes-Oxley Act” has the meaning specified in Section 4.11.

“Second Closing” has the meaning specified in Section 2.2.9.C.

“Second Closing Statement” has the meaning specified in Section 2.7(b).

“Second Closing Statement Date” has the meaning specified in Section 2.7(b).

“SEC” has the meaning specified in Section 3.23.1.

“Securities Act” has the meaning specified in Section 3.23.1.

“Seller Indemnified Parties” has the meaning specified in Section 10.3.

“Seller’s Knowledge” means the actual knowledge, after reasonably diligent investigation or inquiry, of Jim Addison, Ben Ellis, Greg Balash, Jack Cochran and Matt Hood, such “investigation or inquiry” limited to a review of written files and information within the possession or direct control of such person.

“Seller’s Tax Returns” has the meaning specified in Section 5.5.4.

“Special Damages” has the meaning specified in Section 15.16.

“Stock Consideration” means the shares of Common Stock issued and delivered by Buyer Parent to Seller pursuant to Section 2.

“Straddle Period” means any Tax period beginning before and ending on or after the date on which the Effective Time occurs.

“Subsidiary” means, with respect to any Person, any other Person (i) of which at least a majority of the outstanding voting securities or other voting equity interests, or at least a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the first Person or its Subsidiary, (ii) with respect to which such first Person or its Subsidiary has the power to elect at least a majority of the board of directors or persons performing similar functions or (iii) with respect to which such first Person or its Subsidiary is a general partner or managing member.

“Suspended Funds” means proceeds of production which Seller is holding as of the First Closing Date which are owing to Third Party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other Hydrocarbons attributable to the Properties, to the extent set forth on Exhibit A, Schedule 7.

“Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges, escheat or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any other Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report.

“Target Formation” means, (a) with respect to each lease set forth on Exhibit A, Schedule 1, Part 1, all depths below the surface, (b) with respect to each lease set forth on Exhibit A, Schedule 1, Part 2, limited to those depths from 500 feet stratigraphically above the Upper Ordovician aged Utica Shale Formation Top, and 500 feet stratigraphically below the Upper Ordovician aged Point Pleasant Formation Base / Trenton Top, as seen by the interval of 11,157 feet TVD (Utica Shale Top of 11,657 feet – 500 feet = 11,157 feet) down to 12,469 feet TVD (Point Pleasant Base/Trenton Top of 11,969 feet + 500 feet = 12,469 feet) demarcated on the type log from the Ultra Resources Incorporated Marshlands Unit #2 Well, API Number 37-117-20181, Run #3, dated February 15, 2007, (b), and (c) with respect to each Well, all depths below the surface.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Title Benefit” has the meaning specified in Section 2.2.11.

“Title Defect” means, as to Seller’s interest in a Real Property Interest or Well, any Lien, encumbrance, irregularity or defect that causes Seller’s title to the Target Formation of such Real Property Interest or Well to be less than Defensible Title as of the applicable Closing Date. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(a)	defects based solely on a lack of information in Seller’s files;

(b)	defects based solely on a lack of corporate or other entity authorization unless the Buyer provides affirmative written evidence that the action was not authorized and results in another Person’s superior claim of title;

(c)	defects based solely on a lack of a survey, unless a survey is expressly required by applicable Laws;

(d)	defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless the Buyer provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title;

(e)	defects that have been cured by applicable Laws of limitations or prescription, it being acknowledged and agreed that defects based solely on gaps in the chain of title or the inability to definitively source out a chain of title to a specific parent tract, where either (i) the entirety of such gap in title occurred prior to 1925, or (ii) a continuous chain of title commenced prior to 1925, shall be deemed to have been cured unless Buyer provides evidence of a competing claim of title to the relevant Property;

(f)	any unsubordinated mortgage Lien on the fee estate or oil, gas or mineral fee estate from which title to the relevant Real Property Interest is derived which pre-dates the creation of the Real Property Interest and which is not currently subject to foreclosure or other enforcement proceedings by the holder of the mortgage Lien;

(g)

defects or irregularities resulting from Liens or mortgages that (i) burden a lessor’s interest in the applicable oil and gas lease and that are (A) subordinated to the applicable lease or (B) are not in default,

(ii) have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, or (iii) are discharged by Seller at or prior to applicable Closing Date;

(h)	encumbrances created under deeds of trust, mortgages and similar instruments by the grantor under a right-of-way that would customarily be accepted in taking or purchasing such rights-of-way;

(i)	defects as a consequence of a temporary cessation of production or failure to conduct storage operations for a period of no more than two (2) years from any of the oil and gas leases set forth on Exhibit A, Schedule 1 Part 2 (Dominion Leases), unless Buyer reasonably demonstrates that such cessation of production or failure to conduct storage operations has resulted in the termination of the affected lease or leases;

(j)	defects disclosed on any Schedule or Exhibit attached to this Agreement;

(k)	defects arising solely from any prior oil and gas lease that was executed more than 20 years before the Effective Date relating to the lands covered by a lease not being surrendered of record, unless Buyer provides evidence that such prior oil and gas lease is still in effect and results in another Person having a competing claim of title to the relevant Real Property Interest or Well;

(l)	expiration of, or other defect affecting, Real Property Interests that are described on Exhibit A as having an expiration date within six (6) months after the applicable Closing Date;

(m)	defects only to the extent affecting intervals, formations, strata and depths outside of the Target Formation, but not including defects that affect the validity or enforceability of the Properties with respect to the Target Formation or any oil and gas lease within the Target Formation in any way; and

(n)	defects or irregularities related to the lack of pooling or unitization clauses in any oil and gas lease (or an associated instrument) set forth on Exhibit A, Schedule 1 Part 2, unless such lease or instrument expressly prohibits pooling or unitization.

“Top Lease” means an oil and gas lease covering any Real Property Interest granted by a landowner during the existence of a previously executed and recorded oil, gas or mineral lease, and which is to become effective if and when the existing oil, gas or mineral lease expires or is terminated.

“Transfer Taxes” has the meaning specified in Section 15.20.

“Wells” has the meaning set forth in the definition of Properties.

“Working Interest” (or “WI”) means the decimal interest in and to a lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such lease, but without regard to the effect of any valid lessor royalties, overriding royalties, production payments, net profits interests and/or other similar burdens upon, measured by or payable out of production therefrom.

1.2    References. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined. The word “including” (in its various forms) means including without limitation. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP. All references to prices, values or monetary amounts refer to Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Disclosure of a matter on a Schedule hereto shall not be deemed a determination by a Party that such matter is material for purposes of this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

ARTICLE 2

PURCHASE AND SALE PRICE

2.    Purchase and Sale; Purchase Price. At the First Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to the Buyer all of Seller’s right, title and interest in and to the Properties, and the Buyer agrees to purchase, accept and pay for the Properties and to assume the Assumed Obligations. In consideration for the sale of the Properties, Buyer Parent will issue and deliver to the Seller that number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Buyer Parent (the “Common Stock”) equal to the quotient obtained by dividing (i) ninety three million seven hundred thousand Dollars ($93,700,000.00) (the “Purchase Price”), as such Purchase Price may be adjusted pursuant to this Agreement, by (ii) the Buyer Parent Stock Price. No fractional shares of Common Stock shall be payable hereunder, and any payments shall be rounded to the nearest whole shares of Common Stock. The Stock Consideration will be issued in book-entry form with such issuance confirmed to the Seller by a letter of issuance from Buyer Parent’s transfer agent. The Purchase Price will be allocated among the Properties in accordance with Section 2.11 and adjusted (without duplication) as follows:

2.1    Title and Environmental Defects. (a) Subject to the terms of this Article 2, the Purchase Price will be (i) decreased by the Allocated Value of the Title Defects and Environmental Defects that are not cured as of the expiration of the Cure Period that are in excess of the Individual Defect Threshold, and that, after offsetting Title Benefits, exceed the Aggregate Defect Threshold, but only to the extent of such excess, or (ii) increased for the net amount of Title Benefits that exceed all Title Defects in excess of the Individual Defect Threshold, in each case, in accordance with this Section 2.1; and (b) any adjustments to the Purchase Price based on subpart (a)(i) or (ii) hereof will be made by the Parties in accordance with the provisions of this Article 2. Subject to the limitations set forth herein, the Buyer may conduct, at its sole risk, cost and expense, the Assessment in order to determine whether any Title Defects or Environmental Defects exist.

2.2    Defect Notice. The Buyer may deliver to Seller, on or before January 9, 2018 (the “Defect Notice Date”), a written notice specifying each defect associated with the Real Property Interests or Wells that the Buyer identified in its Assessment and that the Buyer asserts constitutes a Title Defect or an Environmental Defect, a specific description of each such Title Defect or Environmental Defect, and the basis for such assertion under the terms of this Agreement, the amount of the adjustment to the Purchase Price that the Buyer asserts based on such Title Defect or Environmental Defect and its method of calculating such adjustment, together with all data and information evidencing the Buyer’s review of public record or other information establishing the claim of the existence of such Title Defect or Environmental Defect sufficient to allow Seller to verify the existence of the alleged Title Defect or Environmental Defect (the “Defect Notice”). The Buyer shall bear the burden of proof to establish each alleged Title Defect or Environmental Defect in accordance with the terms of this Agreement. Any matters that may otherwise constitute Title Defects or Environmental Defects, but of which the Seller has not been specifically notified by the Buyer in writing by the Defect Notice Date in accordance with the foregoing, shall not be subject to a Purchase Price Adjustment and shall be deemed waived by the Buyer. All adjustments to the Purchase Price based on Title Defects or Environmental Defects will be based on the Allocated Values attributable to the affected Property, but in no event shall any such adjustment exceed the Allocated Value attributed to the affected Property. Upon timely delivery of a Defect Notice of a Title Defect or Environmental Defect under this Section 2.2, the Buyer and the Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

2.2.1

No single Title Defect shall be taken into account unless the value of such defect or benefit is determined to be more than twenty five thousand and no/100ths Dollars ($25,000.00) (net to Seller’s interest), and no single Environmental Defect shall be taken into account unless the value of such defect is determined to be more than fifty thousand and no/100ths Dollars

($50,000.00) (net to Seller’s interest) (each an “Individual Defect Threshold”), in which event the full value of each such defect shall be taken into account without regard to the Individual Defect Threshold.

2.2.2	No adjustment will be made to the Purchase Price for either uncured Title Defects or uncured Environmental Defects except to the extent that the total of all allowed individual adjustments for uncured Title Defects and uncured Environmental Defects (after offsetting any Title Benefits) exceed the Aggregate Defect Threshold. In the event that the total of all such allowed individual adjustments for uncured Title Defects and uncured Environmental Defects exceeds the Aggregate Defect Threshold, after offsetting all Title Benefits, the Purchase Price will be decreased by the amount of such excess above the Aggregate Defect Threshold.

2.2.3	If the alleged Title Defect is based on Seller owning a Net Revenue Interest in a Real Property Interest or Well which is less than that shown on Exhibit A, then the Title Defect amount with respect to such Property shall be calculated by multiplying the Allocated Value set forth on Exhibit A for such Property by a fraction, the numerator of which is an amount equal to the Net Revenue Interest shown on Exhibit A for such Property less the Net Revenue Interest to which Seller is actually entitled taking such Title Defect into account, and the denominator of which is the Net Revenue Interest shown on Exhibit A for such Property.

2.2.4	If the Title Defect is based on Seller owning fewer Net Acres in a Real Property Interest than those shown on Exhibit A, then the Title Defect amount with respect to such Real Property Interest shall be calculated by multiplying the Allocated Value set forth on Exhibit A for such Property by a fraction, the numerator of which is an amount equal to the number of Net Acres shown for such Property on Exhibit A less the actual Net Acres for such Property, and the denominator of which is the Net Acres shown for such Property on Exhibit A.

2.2.5	If the Title Defect is based on Seller owning a greater Working Interest in a Real Property Interest than the amount shown on Exhibit A without a proportionate increase in Net Revenue Interest, then the Title Defect amount with respect to such Property shall be the product of the Allocated Value of the Property multiplied by a fraction, the numerator of which is the amount of a proportionate Net Revenue Interest increase, to match the Working Interest Increase and the denominator of which is the Net Revenue Interest for such Property.

2.2.6	If the Title Defect is based on a Lien upon a Real Property Interest or Well that is liquidated in amount, then the Title Defect amount is the amount necessary to remove such Lien from the affected Real Property Interest or Well.

2.2.7	If the defect claim is based on a liability to remediate or otherwise cure an Environmental Defect related to a Real Property Interest or Well, then the Environmental Defect amount is the amount necessary to remediate or otherwise cure such Environmental Defect in the most cost effective manner reasonably available and consistent with common industry practices, provided that such cure complies with Environmental Laws applicable to the remediation.

2.2.8	If the Title Defect is based on an obligation, burden or liability upon a Real Property Interest or Well for which the Buyer’s economic detriment is not liquidated but can be estimated with reasonable certainty, then, subject to the other provisions hereof, the Title Defect amount is the amount necessary to compensate the Buyer at First Closing for the adverse economic effect on the affected Real Property Interest.

2.2.9	With respect to Defect Notices provided and received on or before the Defect Notice Date, no later than three (3) Business Days thereafter, Seller shall notify Buyer as to whether Seller agrees with the Title Defects or Environmental Defects claimed in the Defect Notice. If Seller agrees that a particular Title Defect or Environmental Defect exists but does not agree with the Buyer’s proposed amount to remedy such defect, Seller’s notification to Buyer shall include Seller’s calculation of the value of the claimed Title Defect or Environmental Defect calculated in accordance with this Section 2.2 to the extent applicable. If Seller does not agree that a Title Defect or Environmental Defect exists, the Seller’s proposed defect value shall be deemed to be Zero Dollars ($0). If Seller does not agree with any claimed Title Defect or Environmental Defect and/or the Buyer’s proposed amount to remedy such defect, then the Parties shall promptly enter into good faith negotiations and shall attempt to agree on such matters prior to the First Closing.

2.2.9.A	If a Title Defect or an Environmental Defect is susceptible to being cured in the sole discretion of Seller, the Buyer and the Seller agree that the Seller will have the right to cure such defect on or before one hundred and twenty (120) days after the Defect Notice Date (the “Cure Period”). The Parties shall cooperate to ensure Buyer and its representatives have access to the Properties and Records before and after Closing in connection with the Seller’s efforts to cure alleged defects. If the Parties dispute whether a Title Defect or Environmental Defect has been cured, then the matter shall be resolved in a manner described in Section 2.2.10.

2.2.9.B

If Seller and Buyer are unable to agree on any Title Defect or Environmental Defect prior to the First Closing Statement Date, and/or if Seller elects to cure any Title Defect or Environmental Defect and such Title Defect or Environmental Defect remains uncured as of the First Closing Statement Date, and/or if the Parties are resolving a dispute with respect to whether such Title Defect or Environmental Defect has been cured as provided in the last sentence of Section 2.2.9.A above (each a “Disputed Defect”), then (i) the Properties affected by each Disputed Defect (the “Defect Property”) shall be excluded from the Properties conveyed at First Closing, (ii) the Purchase Price shall be reduced by the Allocated Value of such Defect Property for purposes of First Closing, and (iii) that number of validly issued, fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (a) the Defect Property’s Allocated Value by (b) the Buyer Parent Stock Price shall be delivered by Buyer Parent at First Closing to the Escrow Agent to be deposited into the Escrow Account. The Parties shall continue to work in good faith to resolve the Disputed Defects from and after the First Closing Statement Date. For the avoidance of doubt, Section 2.2.10 shall govern any Disputed Defects that are unresolved and/or uncured as of the First Closing Statement Date.

2.2.9.C	Following First Closing and until the end of the Cure Period, Seller will use commercially reasonable efforts to attempt to cure the Disputed Defect. If Seller cures or resolves the Disputed Defect to Buyer’s reasonable satisfaction or Buyer waives the Disputed Defect, the Parties shall proceed to a second closing, the date of which will be mutually agreed upon by the Parties in writing and will occur within thirty (30) days following the expiration of the Cure Period unless otherwise mutually agreed by the Parties in writing (the “Second Closing”) and Seller shall convey such Defect Property to Buyer and the Escrow Agent will deliver to Seller that number of validly issued, fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (i) the Defect Property’s Allocated Value by (ii) the Buyer Parent Stock Price.

2.2.9.D	If a Disputed Defect is not cured, resolved or waived at the end of the Cure Period, such Disputed Defect shall be resolved in a manner described in Section 2.2.10.

2.2.10

If there is a dispute between the Seller and the Buyer involving: (a) Title Defects or Environmental Defects, (b) Title Benefits, (c) the cure of a Title Defect or Environmental Defect, or (d) the value attributable to Title Defects, Environmental Defects or Title Benefits or the adjustment to the Purchase Price with respect thereto, the Seller or the Buyer shall have until the date ten (10) days after the end of the Cure Period to submit written notice to the other Party that such Party is initiating dispute resolution in accordance with this Section 2.2.10, such notice to describe in reasonable detail the nature and specifics of the dispute. The Buyer, with respect to Title Defects and Environmental Defects, and the Seller, with respect to Title Benefits, shall be deemed to have conclusively waived: (i) any Title Defect, Environmental Defect or Title Benefit which such Party fails to include in a Defect Notice or Benefit Notice delivered on or before the Defect Notice Date, and (ii) any unresolved Title Defect or unresolved Environmental Defect for which the Seller has not elected to provide a cure thereof, or any unresolved Title Benefit which such Party fails to submit for resolution as provided in this Section 2.2.10 by the date ten (10) days after the end of the Cure Period. This Section 2.2.10 shall be the exclusive method for the resolution of the disputes described in subparts (a), (b), (c) and (d). The matter to be resolved shall be submitted to a title attorney practicing in the Commonwealth of Pennsylvania selected by the Seller and the Buyer, in the case of a Title Defect or Title Benefit, or to an environmental expert selected by the Seller and the Buyer, in the case of an Environmental Defect (each such title attorney or environmental expert hereinafter, a “Consultant”). In the event the Seller and the Buyer are unable to agree on any Consultant within five (5) days after receipt of the initiating notice, the Seller on the one hand and the Buyer on the other hand will each appoint one Consultant within five (5) days thereafter, and the two Consultants so appointed will appoint a third Consultant within five (5) days after the second Consultant is appointed, and the three Consultants so appointed will resolve such matter. The cost of each Consultant shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. The Seller and the Buyer shall each present to the Consultant(s), with the simultaneous copy to the other Party, a written statement of its position on the defect, benefit or dispute in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Consultant(s). The Buyer may only assert violations or defects set forth in the applicable Defect Notice and may not assert any new or additional defect, violation of law, benefit or dispute in such written statement. In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. Within twenty-five (25) days following the submission of such written statements to the Consultant(s), applying the principles set forth in this Section 2.2, the Consultant(s) shall consider only those items submitted by each Party and make a determination of the matter submitted based solely on the written statement of each Party. The decision of the Consultant(s) shall be in writing and conclusive and binding on the Seller and the Buyer and shall be enforceable against the Parties in any court of competent jurisdiction. In determining the proper value attributable to a Title Defect, Environmental Defect or Title Benefit, the Consultant(s) shall not assign a value to a Title Defect or

Environmental Defect higher than the value asserted by the Buyer in the applicable Defect Notice, nor assign a value to a Title Benefit higher than the value asserted by the Seller in the applicable Benefit Notice, as applicable. Any amount owing by one Party as a result of such determination by the Consultant(s) will be paid as provided in Section 2.9 hereof. The Consultant(s) shall act as experts for the limited purpose of determining the specific title or environmental dispute presented to them, shall not act as arbitrators, shall not consider, hear or decide any matters except the specific title or environmental disputes presented to them and shall not award damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to either Party. The Consultant(s) shall not consider any matters other than those specifically set forth in this Section 2.2.10. In addition, the Consultant(s) shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted, as well as all proprietary records of the Parties, if any, reviewed by the Consultant(s) in the process of resolving such disputes.

2.2.11	If Seller determines that its ownership of (a) any Real Property Interest entitles Seller to a larger Net Revenue Interest or a greater number of Net Acres than that set forth for Seller on Exhibit A, or (b) any Well entitles the Seller to a larger Net Revenue Interest or a smaller Working Interest (without a proportionately smaller Net Revenue Interest), than that set forth on Exhibit A (each a “Title Benefit”), then the Seller shall notify the Buyer of such increase in writing on or before the Defect Notice Date, describing in such notice with reasonable detail each alleged increase it has discovered and a reasonable estimate of the value attributable to each (a “Benefit Notice”). Seller shall bear the burden of proof to establish each Title Benefit. The amount of each Title Benefit shall be determined in the same manner as provided in this Section 2.2 with respect to Title Defects, including the Individual Defect Threshold applicable to Title Defects. The Seller shall be deemed to have conclusively waived any Title Benefit of which the Seller fails to notify the Buyer in writing in the manner described in this Section 2.2.11. After taking into account all of the Title Defects that are cured, the value of the Title Benefits shall be used to further reduce the aggregate Title Defect amount by subtracting such value of the Title Benefits from the remaining aggregate Title Defect value and then, if there is any Title Benefit value remaining, as an upward adjustment to the Purchase Price.

2.2.12

Notwithstanding anything to the contrary in this Agreement, except for (i) the indemnity provided under Section 10.2 as it relates to breaches of the representation in Section 3.9, (ii) the special warranty of title in the Assignment, and (iii) the special warranty of title in the Mineral Deed, this Section 2.2, together with Section 2.1, is intended to be the sole and exclusive remedy that the Buyer and its Affiliates, as applicable, shall have against the Seller Indemnified Parties with respect to any matter or circumstance relating to (i) title to the Properties, and (ii) Environmental Laws, the release of materials into the environment, or protection of the environment or health. Except to the limited extent necessary to enforce the terms of this Section 2.2, together with Section 2.1, the indemnity provided under Section 10.2 as it relates to breaches of the representation in Section 3.10, the special warranty of title in the Assignment, and the special warranty of title in the Mineral Deed, the Buyer (on behalf of itself, its Affiliates and their respective insurers and successors in interest) hereby releases, discharges and waives any and all claims and remedies at Law or in equity, known or unknown, whether now existing or arising in the future, contingent or otherwise, against the Seller Indemnified Parties with respect to any matter or circumstance relating to (a) title to the Properties, and (b) Environmental Laws, the release of materials into the environment or protection of the environment or health, EVEN IF SUCH CLAIMS OR DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, EXCLUDING WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE SELLER INDEMNIFIED PARTIES. The Buyer acknowledges that the Seller has not made and will not make any representation or warranty regarding any matter or circumstance relating to (i) title to the Properties, and (ii) except as expressly provided in Section 3.9, Environmental Laws, the release of materials into the environment, or protection of the environment or health, and that, excepting the representations in Section 3.9, nothing in Article 3 or otherwise shall be construed as such a representation or warranty.

2.3    Preferential Purchase Rights; Consents. Within five (5) Business Days after the Execution Date, the Seller shall provide any required notifications to Persons identified on Schedule 3.12 of a preferential purchase right, right of first refusal or other agreement which gives a Third Party a right to purchase a Real Property Interest or Well (or any part thereof) (a “PPR”), requesting waivers thereof, in connection with the transactions contemplated hereby, and shall send notice letters to each holder of a PPR as indicated on Schedule 3.12 in accordance with the terms of such PPR. Within five (5) Business Days after the Execution Date, the Seller shall send letters seeking all applicable consents from Third Parties holding a Consent right. The Seller shall thereafter use its commercially reasonable efforts to attempt to obtain such Consents, and the Buyer shall reasonably assist the Seller in such effort.

2.3.1

If, as of the First Closing Date, a holder of a PPR has timely notified the Seller that it elects to exercise its PPR with respect to the Properties to which its PPR applies (determined by and in accordance with the agreement under which the PPR arises), then the Properties covered by that PPR will not be sold to the Buyer at the First Closing (subject to the remaining provisions in this Section 2.3), and the Purchase Price will be reduced by the Allocated Value of the interest in the Properties subject to such PPR. If, as of the First Closing Date, a holder of a Consent has not yet granted its Consent and the time for granting such Consent has not expired, then the Property covered by that Consent will not be conveyed to the Buyer at First Closing but shall still be considered part of the Properties in accordance with the provisions of Section 2.3.6, adjustments to the Purchase Price with respect to such Property will still be made pursuant to Sections 2.5 and 2.6 with respect to such Property, and the Purchase Price will not be reduced as a result of such non-conveyance.

2.3.2	All Property for which any applicable PPR has been waived, or as to which the period to exercise the applicable PPR has expired (and such PPR has not been exercised), in each case prior to First Closing, shall be sold to Buyer at First Closing pursuant to the provisions of this Agreement.

2.3.3	If, subsequent to First Closing but prior to the Second Closing, any Property that was not conveyed at the First Closing and for which an applicable PPR has been waived or the period to exercise the applicable PPR has expired, such Property shall be conveyed to Buyer at the Second Closing pursuant to the provisions of this Agreement, provided however, that Buyer shall not be able to assert any Title Defect or Environmental Defects associated with such Property that were not timely asserted in the Defect Notice.

2.3.4	If, as of the Second Closing, any Property that was not conveyed at the First Closing and for which the period to exercise an applicable PPR has not expired and the applicable right has not otherwise been waived by the holder thereof, the Property affected by such PPR shall, at Buyer’s election, be conveyed to Buyer in the Second Closing pursuant to the provisions of this Agreement, provided however, that Buyer shall not be able to assert any Title Defect or Environmental Defects associated with such Property that were not timely asserted in the Defect Notice. Thereafter, for any Property conveyed to Buyer pursuant to this Section 2.3.4, Buyer shall be responsible for complying with the contractual provisions applicable to such PPR, and if such right is exercised after the Second Closing, Buyer shall be entitled to retain the proceeds obtained from the holder of such right.

2.3.5

If Properties have been excluded from the Properties sold to the Buyer at the First Closing due to a pre-Closing exercise of a PPR, and if for any reason the purchase and sale of the Properties covered by the PPR is not or cannot be consummated with the holder of the PPR that exercised its PPR, then the Seller shall so notify the Buyer, and within ten (10) Business Days after the Buyer’s receipt of such notice, the Seller shall sell, assign and convey to the Buyer and the Buyer shall purchase and accept from the Seller such Properties pursuant to the terms of this Agreement and Buyer Parent will issue and deliver to Seller that number of validly issued, fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (i) the Allocated Value of such Properties on Exhibit A, subject to adjustments in accordance with Sections 2.5 and 2.6, by (ii) the Buyer Parent Stock Price.

2.3.6	If Properties have been excluded from the Properties sold to the Buyer at the First Closing due to a failure to obtain a Consent in accordance with Section 2.3.1, and if a Consent has been received or deemed received pursuant to the terms of the underlying agreement on or before the one (1) year anniversary of the First Closing Date, the Seller shall so notify the Buyer, and within ten (10) Business Days after the Buyer’s receipt of such notice, the Seller shall assign and convey to the Buyer and the Buyer shall accept from the Seller such Properties pursuant to the terms of this Agreement. As between the Buyer and the Seller(s), with respect to any Property for which a Consent has not been obtained by the First Closing, (i) the Seller shall hold such Property as nominee for the Buyer, effective as of the Effective Time, (ii) the Buyer shall pay any costs and expenses associated with that Property, and (iii) the Seller shall pay the Buyer any revenues associated with such Property for periods from and after the Effective Time. If any Consent has not been received or deemed received on or before the one (1) year anniversary of the First Closing Date, Seller shall no longer hold such Property (a “Nonconsented Interest”) as nominee for the Buyer, and each Party shall repay to the other Party any amounts previously paid hereunder in respect of the Nonconsented Interest (including the Allocated Value and all other amounts of any adjustments pursuant to Sections 2.4, 2.5 and 2.6, with respect to such Nonconsented Interest), and such Nonconsented Interest will be deemed not to have been conveyed to the Buyer hereunder and shall be an Excluded Asset.

2.3.7	Properties excluded pursuant to this Section 2.3 will not be deemed to be affected by Title Defects or be subject to Section 2.1 and Section 2.2 and the Allocated Value of such excluded properties shall not be applied toward the Aggregate Defect Threshold.

2.3.8	Prior to First Closing, Seller shall use its commercially reasonable efforts, with reasonable assistance from Buyer (including Buyer providing requested assurances of financial condition and operator qualifications), to obtain all Consents.

2.4    Gas Imbalances. The Purchase Price will be adjusted upward or downward, as applicable, by (a) the net mmbtu amount of Seller’s aggregate wellhead gas imbalances as of the Effective Time, multiplied by the actual settlement price per mmbtu (upward for underage and downward for overage), and (b) the mmbtu amount of any pipeline imbalances or unsatisfied throughput obligations attributable to the Properties as of the Effective Time, multiplied by the actual settlement price per mmbtu (upward for over deliveries and downward for under deliveries).

2.5    Certain Upward Adjustments. The Purchase Price shall be increased by the following (without duplication): (a) the value of all merchantable allowable oil or other liquid Hydrocarbons in storage above the pipeline connection at the Effective Time that is credited to the Properties, such value to be the current Market Price at the Effective Time, less Asset Taxes attributable to such oil or other liquid Hydrocarbons and paid by Seller; (b) the amount of all expenditures incurred in connection with the ownership, operation and maintenance of the Properties (including capital expenditures, rentals, overhead, royalties, prepayments, operating, drilling and completion costs) and, without duplication, any charges and expenses billed under applicable operating agreements and attributable to the period on or after the Effective Time; (c) the amount of any and all prepaid utilities, rentals, deposits and any other prepays (other than Taxes) applicable to the period on or after the Effective Time that are attributable to the Properties; (d) the amount of any Asset Taxes (other than Asset Taxes accounted for in clause (a) above) allocable to the Buyer pursuant to Section 5.5 but paid or payable (or otherwise economically borne) by the Seller; and (e) any other amount agreed upon by the Buyer and the Seller.

2.6    Certain Downward Adjustments. The Purchase Price shall be decreased by the following (without duplication): (a) the amount of any proceeds received by the Seller from the sale of Hydrocarbons produced from and after the Effective Time from the Properties (net of (i) royalties and other burdens, (ii) marketing fees, (iii) all post-production costs, and (iv) Asset Taxes attributable to such Hydrocarbons paid by the Seller; provided, that on oil the amount shall be the amount actually paid by the purchaser to the Seller); (b) the amount of any Asset Taxes (other than Asset Taxes accounted for in clause (a)(iv) above) allocable to the Seller pursuant to Section 5.5 but paid or payable (or otherwise economically borne) by the Buyer; (c) the amount of the Escrow Account; (d) the amount set forth on Schedule 3.13 with respect to those Real Property Interests with deferred bonus payment arrangements less the amounts that have been paid on or before the First Closing in accordance with Section  5.2.2; (e) any other amount agreed upon by the Buyer and the Seller.

2.7     Closing Estimates.

(a)    On or before three (3) Business Days prior to the First Closing Date (the “First Closing Statement Date”), the Seller (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a statement (the “First Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement (except as otherwise set forth in Section 2.1 and Section 2.2) and showing the calculation of such adjustments. The First Closing Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at First Closing. Seller and Buyer acknowledge that some items in the First Closing Statement may be estimates or otherwise subject to change in the Final Statement. If the Parties do not agree upon an adjustment set forth in the First Closing Statement, then the amount of such adjustment used to adjust the Purchase Price at the First Closing shall be that amount set forth in the First Closing Statement delivered by Seller to Buyer. Any payment made pursuant to this Section 2.7(a) shall not constitute a waiver of Buyer’s or Seller’s rights, and any final adjustments, if necessary, will be made pursuant to Section 2.8.

(b)    On or before three (3) Business Days prior to the Second Closing (the “Second Closing Statement Date”), the Seller (with the cooperation of the Buyer) will prepare,

in accordance with the provisions of this Agreement, and deliver to the Buyer a statement (the “Second Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement (except as otherwise set forth in Section 2.1 and Section 2.2) and showing the calculation of such adjustments. The Second Closing Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at the Second Closing. Seller and Buyer acknowledge that some items in the Second Closing Statement may be estimates or otherwise subject to change in the Final Statement. If the Parties do not agree upon an adjustment set forth in the Second Closing Statement, then the amount of such adjustment used to adjust the Purchase Price at the Second Closing shall be that amount set forth in the Second Closing Statement delivered by Seller to Buyer. Any payment made pursuant to this Section 2.7(b) shall not constitute a waiver of Buyer’s or Seller’s rights, and any final adjustments, if necessary, will be made pursuant to Section 2.8.

2.8    Final Accounting. On or before one hundred and twenty (120) days after the First Closing or, if a Second Closing occurs, the Second Closing, the Buyer (with the cooperation of the Seller) will prepare, in accordance with the provisions of this Agreement, and deliver to the Seller a post-closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price which takes into account all such adjustments provided in this Agreement (except as otherwise set forth in Section 2.1 and Section 2.2) (the “Final Statement”). If the Seller disputes any items in the Final Statement, then as soon as reasonably practicable, but in no event later than sixty (60) days after its receipt of the Final Statement, the Seller will deliver to Buyer a written exception report containing any changes the Seller proposes to be made to the Final Statement. If the Seller fails to deliver such exception report to the Buyer within that period, the Final Statement as delivered by the Buyer will be deemed to be true and correct, binding upon and not subject to dispute by any Party. If the Seller delivers an exception report, as soon as reasonably practicable, but in no event later than thirty (30) days after the Buyer receives the Seller’s exception report, the Parties will meet and/or otherwise undertake to agree on the final post-Closing adjustments. If the Parties fail to agree on the final post-Closing adjustments within sixty (60) days after the Buyer’s receipt of the Seller’s exception report, any Party will be entitled to submit the dispute for resolution by the Accounting Referee. The cost of the Accounting Referee shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer (in cash, not shares of Common Stock). The Seller and the Buyer shall each present to the Accounting Referee, with a simultaneous copy to the other Party, a written statement of its position on the disputes in question, together with a copy of this Agreement, the First Closing Statement, the Second Closing Statement (if applicable), the proposed Final Statement and the Seller’s written exception report and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Accounting Referee. In making its determination, the Accounting Referee shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after receipt of the written statements submitted for review and to render a decision in writing based upon such written statements. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Referee shall not increase the Purchase Price more than the increase proposed by the Buyer nor decrease the Purchase Price more than the decrease proposed by the Seller, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific Final Statement dispute presented to it, shall not act as an arbitrator or mediator, shall not consider, hear or decide any matters except the specific Final Statement disputes presented and shall not award damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to either Party. In addition, the Accounting Referee shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Referee in the process of resolving such disputes. Upon agreement of the Parties to the adjustments to the Final Statement, or upon resolution of such adjustments by the Accounting Referee, as the case may be, the Final Statement (as adjusted pursuant to such agreement or resolution by the Accounting Referee) will be deemed final and binding on all of the Parties, and the aggregate amount due to either the Buyer or the Seller pursuant to such Final Statement will be paid in accordance with Section 2.9.

2.9    Payments.

2.9.1	First Closing Payment. At the First Closing, Buyer Parent shall issue and deliver to Seller that number of validly issued, fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (i) the Purchase Price, as adjusted at Closing, by (ii) the Buyer Parent Stock Price.

2.9.2	Disputed Defect Disposition. Upon the resolution and/or cure of the Disputed Defects with respect to any Defect Property in accordance with Section 2.2.9 or Section 2.2.10, (i) the Parties shall jointly instruct the Escrow Agent to deliver the shares of Common Stock in respect of any such Defect Property to the applicable Party or Parties entitled thereto as is mutually agreed upon by Seller and Buyer (each a “Joint Escrow Instruction”), and (ii) as applicable, the Seller shall execute an assignment (in substantially the same form as the Assignment) conveying any Defect Properties to Buyer.

2.9.3	Post-First Closing Payments. Any other payments to be made following the First Closing under this Section 2, including post-Closing payments under Section 2.8, shall be made in shares of Common Stock, unless such payment would constitute a de minimis amount impractical to be made in Common Stock, in which case Buyer may elect to make such payment in cash. Except with respect to de minimis payment noted above, in the event Seller is required to make a payment to Buyer under this Section 2, such payment shall be made by transferring shares of Common Stock to Seller. The number of shares of Common Stock payable pursuant to any post-Closing payments shall be equal to the quotient obtained by dividing (i) the Dollar amount of such payment by (ii) the Buyer Parent Stock Price.

2.10    Casualty Loss. If, after the Execution Date but prior to the applicable Closing Date, any portion of the Properties is destroyed or taken as a result of a Casualty (a “Casualty Loss”), the Buyer will nevertheless be required to close and such Casualty Loss shall be treated as a downward Purchase Price adjustment equal to the lesser of (a) the Allocated Value of the Property affected by such Casualty Loss or (b) the amount of such Casualty Loss.

2.11    Purchase Price Allocation.

2.11.1	The unadjusted Purchase Price is allocated among the Properties as shown on Exhibit A. The allocated value (the “Allocated Value”) for any Property equals the amount allocated to such Property on Exhibit A, as adjusted in accordance with the provisions of this Agreement, insofar as the provisions apply to such Property. The Parties have accepted the Allocated Values for the purposes of this Agreement and the transactions contemplated thereby, but otherwise make no representation or warranty as to the values allocated to each Property.

2.11.2	Seller (as an entity disregarded as separate from TPR Holding Company, LLC for U.S. federal income tax purposes and TPR Holding Company, LLC as a partnership for U.S. federal income tax purposes) and the Buyer (as an entity disregarded as separate from Buyer Parent for U.S. federal income tax purposes) agree to report Buyer’s acquisition of the Properties pursuant to this Agreement as a taxable transaction between Buyer Parent and Seller under Section 1001 of the Code. This Section 2.11.2 shall be applied to each of the First Closing Date and the date of the Second Closing. Seller and Buyer agree that the Purchase Price (plus Assumed Obligations to the extent properly taken into account under the Code) shall be allocated among the Properties in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) and to the extent allowed by applicable Law, in a manner consistent with the value assigned to the Properties under Section 2.11.1 (the “Allocation”). The Allocated Values, as adjusted to comply with applicable U.S. federal income tax Law, shall be used by Seller and Buyer as the basis for the Allocation. If the Purchase Price is adjusted pursuant to this Agreement (including any indemnification payments), the Allocation shall be adjusted in a manner reasonably consistent with the Allocation. Buyer and Seller shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Allocation. Neither Buyer nor Seller shall take any Tax position inconsistent with such Allocation; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation.

2.12    Abarta Lease. Prior to the First Closing, Seller shall use commercially reasonable efforts to assist Buyer in obtaining an oil and gas lease covering that certain 187.35 acre tract in Westfield Township, Tioga County as more fully described in that certain letter agreement by and between Travis Peak Resources, LLC and Martin C. and Joyce E. Heyler with a lease bonus not to exceed $1,000.00 per Net Acre on terms consistent with the leases for comparable property among the Real Property Interests set forth on Exhibit A, Schedule 1 Part 1.

ARTICLE 3

SELLER’S REPRESENTATIONS AND WARRANTIES

3.    Seller’s Representations and Warranties. Seller hereby represents and warrants to the Buyer, as of the Execution Date and the applicable Closing Date, as follows:

3.1    Organization, Good Standing, Etc. Seller (a) is a limited liability company and is duly organized, validly existing, and in good standing under the Laws of the State of Delaware, (b) is duly qualified to do business in the Commonwealth of Pennsylvania, and (c) has all requisite limited liability company power and authority to own, lease and operate the Properties and to conduct its business as it is presently being conducted.

3.2    Authorization. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties, is legal, valid and binding with respect to Seller and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally. No vote or approval of the members of Seller is required with respect to the transactions contemplated by this Agreement.

3.3    No Breach. Except as disclosed in Schedule 3.3, the execution, delivery, performance and consummation of this Agreement does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of the Governing Documents of the Seller; (b) result in a material default or an event that would be a default, breach or violation under any agreement, contract, promissory note, indenture, mortgage, deed of trust or lease to which Seller is a party or by which Seller or any of the Properties is bound, except for any such violation, conflict or default that has been waived or consented to by the appropriate counterparty; (c) violate, conflict with or constitute a breach of in any material respect any Law applicable to Seller or by which Seller or any of the Properties is bound; or (d) except for Permitted Encumbrances, result in the creation, imposition or continuation of any Lien on or affecting the Properties. Seller is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under any of the Properties to the extent such breach or default could reasonably be expected to materially adversely affect the ownership, exploration, development, operation, maintenance, value or use of any of the Properties. To the Seller’s Knowledge, no other party is in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations with respect to any of the Properties to the extent such breach or default could reasonably be expected to materially adversely affect the ownership, exploration, development, operation, maintenance, value or use of any of the Properties.

3.4    Litigation. Except as disclosed in Schedule 3.4, (a) there is no action, suit or proceeding pending or, to Seller’s Knowledge, threatened in writing against Seller or its Affiliates involving the Properties, and (b) there is no action, suit or proceeding pending or, to Seller’s Knowledge, threatened before or by any Governmental Authority questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith.

3.5    Taxes. Except as disclosed in Schedule 3.5, (a) all Tax Returns relating to or in connection with the acquisition, ownership, or operation of the Properties required to be filed have been timely filed and all such Tax Returns are correct and complete in all material respects, (b) all Taxes relating or applicable to the acquisition, ownership or operation of the Properties (including Asset Taxes) that are or have become due have been timely paid in full, and are not delinquent, (c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax relating to the acquisition, ownership or operation of the Properties, (d) all Tax withholding and deposit requirements imposed by applicable law with respect to any of the Properties or the business of Seller have been satisfied in full in all respects, (e) there are no Liens on any of the Properties for Taxes (other than Permitted Encumbrances), (f) except for Taxes not yet due and payable, Seller has not received written notice of any claim from any Governmental Authority for collection of Taxes with respect to the Properties, (g) there are no administrative or judicial proceedings pending with the respect to Taxes relating to or in connection with Seller’s acquisition, ownership or operation of the Properties, and (h) none of the Properties are subject to any tax partnership under Section 761 of the Code requiring a tax partnership income Tax Return to be filed under Subchapter K of Subtitle A of the Code.

3.6    Permits. Seller has all licenses, orders, franchises, registrations and permits of all Governmental Authorities required for the ownership and operation of the Properties (excluding those required under Environmental Laws) (the “Permits”), and each is in full force and effect and has been duly and validly issued, except where the absence of which, singly or in the aggregate, would not have a Material Adverse Effect. There are no outstanding violations of any of its material Permits.

3.7    Compliance with Laws. Seller has materially complied with, and to Seller’s Knowledge, the Properties have been operated in material compliance with, all applicable Laws (other than Environmental Laws).

3.8    Contracts. Seller has listed the following in Schedule 3.8 which are directly related to or materially affect or burden the Properties: (a) all joint venture, area of mutual interest, participation, purchase and/or acquisition agreements for which any terms remain executory (excluding oil, gas and mineral leases); (b) all material Hydrocarbon purchase contracts, gathering contracts, transportation contracts, marketing contracts, and disposal or injection contracts which are not, by the terms thereof, subject to termination without penalty upon ninety (90) days or less notice; (c) all net profits interests; (d) the contracts and agreements between Seller and any of its Affiliates and between Seller and EnCap and any Portfolio Company which will be binding on the Buyer after First Closing or which are not subject to termination as described in (b) above; (e) any contract that can reasonably be expected to result in aggregate payments by Seller of more than One Hundred Thousand Dollars ($100,000) during the current or any subsequent year; (f) any indenture, mortgage, loan, credit or sale-leaseback or similar contract that will not be terminated at or prior to the First Closing; (g) any lease (other than the Real Property Interests); (h) any contract that constitutes a non-competition agreement or any contract that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business, including area of mutual interest agreements and similar agreements; (i) any contract that provides for any most favored nation provision with respect to taking any Hydrocarbons leases, (j) any hedge, swap, collar or similar contract; (k) any partnership agreement; (l) any seismic or other geophysical contract, but only to the extent such contract may be disclosed; (m) any contract requiring the drilling of any well or the development of any such leasehold other than such requirements to drill a well or develop the leasehold rights that may arise under an implied duty to develop under applicable Law; (n) any contract that grants any “tag along” or “drag along” rights with respect to any sale of the Properties; or (o) any contract to which an Affiliate of Seller is a party. Seller is not and, to Seller’s Knowledge, no other party is in default under any contract listed in Schedule 3.8 except as disclosed in Schedule 3.8 and except, in each case, such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

3.9    Environmental and Safety Matters. Except as may directly arise from information identified or described with reasonable specificity in the reports or other documents disclosed on Schedule 3.9 or otherwise set forth therein: (a) to Seller’s Knowledge, the Properties and the operation thereof are in compliance with applicable Environmental Laws, including obligations to obtain and maintain Permits required under Environmental Laws and comply with the terms of such Permits, except for incidents of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (b) Seller has not received any written notice alleging noncompliance with Environmental Laws and, to Seller’s Knowledge, no such notice of noncompliance is threatened or pending; (c) to Seller’s Knowledge, there have been no releases of any Hazardous Substances at, on, or underlying any of the affected Property, except as would occur in the normal course of business by a reasonably prudent operator and would not reasonably be expected to result in an obligation to conduct a remedial investigation for impacts to soil or groundwater from such a release or to remediate impacts to soil or groundwater associated with the release; (d) to Seller’s Knowledge, there are no Hazardous Substances present in or on the soil sediments, surface water or groundwater on, under or from, or migrating, from any of the affected Property in concentrations that are reasonably likely to give rise to an obligation to conduct an investigation for impacts to soil or groundwater from such a release or a remedial action to address soil or groundwater impacts resulting from the release; (e) neither Seller nor the affected Properties are subject to any order, consent decree, settlement agreement, or similar decree that has been imposed pursuant to Environmental Laws, and to Seller’s Knowledge, no such decree is pending or threatened; (f) except as would be conducted by a reasonably prudent operator in the normal course of business, Seller has not disposed or arranged for the disposal of any Hazardous Substances in connection with Seller’s ownership, use, operation, or maintenance of the affected Property, and to Seller’s Knowledge, no Person has undertaken such activities on behalf of Seller, in each case, in a manner that may reasonably lead to claims against Buyer for remedial or investigatory work concerning damages to natural resources or the environment; and (g) Seller has provided Buyer with copies of all reports in its possession or reasonable control reflecting compliance with Environmental Laws, releases of Hazardous Substances, and remedial investigations or obligations, in each case with regard to the affected Property. Notwithstanding any other provision of this Agreement, the representation and warranty in this Section 3.9 shall be the sole and exclusive representation or warranty with respect to environmental matters and/or Environmental Laws and no other representation or warranty appearing in this Agreement shall be construed to cover any environmental matters or Environmental Laws.

3.10    Broker’s or Finder’s Fees. Seller has not incurred and will not incur any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Buyer will have any responsibility whatsoever or that could create a Lien upon any Property.

3.11    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller. Immediately after giving effect to this Agreement and the transactions contemplated hereby, each of Seller and its Affiliates shall be solvent and shall: (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii)  have adequate capital to carry on its business.

3.12    Preferential Rights of Purchase and Consents to Assign. Except as disclosed in Schedule 3.12, no Property is subject to any (a) PPR which gives a Third Party the right to purchase any interest in a Property (or any part thereof) (except preferential rights, consents and restrictions contained in easements, rights-of-way, or equipment leases) or (b) Consent of any Third Party to the sale and conveyance of the Properties as provided for in this Agreement.

3.13    Royalties. All royalty, shut-in royalty, bonus, deferred bonus, advance delay rentals, delay rentals, option payments, and other similar payments owed or due by Seller under the Real Property Interests as of the Effective Time have been timely paid and properly paid in full or will have been so paid as to the Real Property Interests, prior to the Effective Time. Schedule 3.13 identifies the Real Property Interests that are subject to payment terms pursuant to which the lessor is entitled to receive bonus payments on a deferred or installment payment basis, and such schedule sets forth the remaining balance payable on each such Real Property Interest. To Seller’s Knowledge, all royalty, shut-in royalty, bonus, deferred bonus, advance delay rentals, delay rentals, option payments, and other similar payments owed or due by a Third Party under the Real Property Interests as of the Effective Time have been timely paid and properly paid in full or will have been so paid as to the Real Property Interests, prior to the Effective Time.

3.14    Obligations. Except as provided on Schedule 3.14, Seller has no obligation to deliver or sell Hydrocarbons produced from or attributable to any Seller lease pursuant to any take-or-pay, prepayment, imbalance, call on production or similar arrangement. Except for any obligations to drill that may arise under an implied duty to develop under applicable Law, neither Seller nor its Affiliates is obligated to drill any wells on the lands underlying the Real Property Interests (or any lands pooled or unitized therewith).

3.15    Commitments. Except as set forth in Schedule 3.15, neither Seller nor any of its Affiliates have entered into any gathering, processing, compression, stabilization, transportation, fractionation, processing, water or similar agreement that purports to dedicate the Real Property

Interests or the production of Hydrocarbons therefrom, or that contains a minimum volume commitment or similar commitment or provides for the payment of any demand fees, and that have not been released and that will burden the Real Property Interests or the production of Hydrocarbons therefrom following the First Closing, and there exist no agreements or arrangements for the sale of production obtained by Seller or, to Seller’s Knowledge, any assignee of Seller from the Properties.

3.16    Expenditures. Except as set forth in Schedule 3.16, with respect to the Real Property Interests, there are no outstanding authorizations for expenditures or other written commitments or proposals to conduct operations.

3.17    Prohibition on Surface Use. Except as set forth on Schedule 3.17 and other than those Real Property Interests comprised of five (5) or less acres within the boundaries of Westfield and/or Sabinsville, none of the Real Property Interests are subject to any total prohibition on any lessee’s use of the surface in connection with Hydrocarbon operations and no such Real Property Interest is burdened by any encumbrance (other than Permitted Encumbrances) that contains any such restrictions.

3.18    Gas Balancing. Except as set forth on Schedule 3.18, to Seller’s Knowledge, as of the Effective Time, no Person or Third Party is entitled to receive any portion of Seller’s Hydrocarbons produced from the Properties or to receive cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Properties under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar. Seller is not obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Properties and Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Properties in excess of the contract requirements.

3.19    No Other Wells. Except for any Wells set forth on Exhibit A, Schedule 3, there are no wells that constitute part of the Properties. There are no wells located on the Properties or lands pooled or unitized therewith (a) in respect of which Seller or any of its Affiliates have received an order from any Governmental Authority requiring that such wells be plugged and abandoned or (b) to Seller’s Knowledge, that are required to be plugged and abandoned by Seller or any of its Affiliates in accordance with applicable Law.

3.20    No Obligation to Drill Except for any obligations to drill that may arise under an implied duty to develop under applicable Law, neither Seller nor its Affiliates is obligated to drill any wells on the lands underlying the Real Property Interests (or any lands pooled or unitized therewith). To Seller’s Knowledge, except as set forth on Schedule 3.20, no Contract contains any specific requirement for Seller or any other Person to drill a well pursuant to any offset drilling obligations with respect to such Real Property Interest, or any specific provision imposing an obligation to pay compensatory royalties from any offset drilling obligations.

3.21    Properties. The Properties include: (i) all rights (except for rights-of-way and other rights relating to the installation of pipelines and gathering systems) granted to Seller or any Affiliate of Seller under any Real Property Interest, to the extent relating to, or necessary in connection with, the ownership and operation of the Wells set forth on Exhibit A, Schedule 3, including any non-exclusive access rights and rights to drill wells; and (ii) all of any other rights, properties, warranties or interests of Seller or any Affiliate of Seller relating to, or necessary in connection with, the ownership and operation of the Wells set forth on Exhibit A, Schedule 3, or as to easements, rights-of-way or other similar rights granted under a Real Property Interest, include a nonexclusive license to use same, to the extent relating to, or necessary in connection with, the ownership and operation of such Wells.

3.22    Not Ordinary Course. The Seller does not acquire tangible personal property primarily for sale to customers in the Ordinary Course of Business.

3.23    Private Placement.

3.23.1	Seller is acquiring the Stock Consideration for its own account with no present intention to resell or otherwise distribute such securities in violation of applicable securities laws. Seller is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Seller acknowledges that (i) the Stock Consideration has not been registered under the Securities Act or any state securities laws and that the Stock Consideration may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act (whether under the Registration Rights Agreement or otherwise) and is registered under any applicable state securities laws, pursuant to the provisions of Rule 144 promulgated under the Securities Act (“Rule 144”) or pursuant to an exemption from registration under the Securities Act and any applicable state securities laws, and (ii) the Stock Consideration is being offered and sold hereunder in reliance upon exemptions from the registration requirements of the Securities Act.

3.23.2	Seller (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Common Stock; and (ii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

3.23.3

Seller (i) has conducted its own investigation of the Buyer Parent and the Common Stock; (ii) has had access to the Buyer Parent’s public filings with the SEC and to such financial and other information as it deems necessary in connection with its decision to receive the Stock Consideration; and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Buyer Parent and its subsidiaries and to ask questions of the Buyer Parent and receive answers thereto, each as its deems necessary in connection with its decision to receive the Stock Consideration. The Seller further acknowledges that it has had the opportunity to consult with its own counsel, financial, tax, and other professional advisers as it believes is sufficient for purposes of its receipt of the Stock Consideration.

3.23.4	Seller understands that Buyer and Buyer Parent will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

3.23.5	Seller understands that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the book entries representing the Stock Consideration, and all book entries made in exchange therefor or in substitution thereof, shall bear the following legend (the “Restrictive Legend”):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

Promptly upon the earlier of (i) the expiration of Rule 144’s applicability to the Seller’s and/or its designees(s) holdings of the Buyer Parent’s securities and (ii) the effectiveness of a registration statement covering the Stock Consideration pursuant to the Registration Rights Agreement, the Buyer Parent shall submit a letter to its transfer agent as well as a customary written opinion of its legal counsel instructing the transfer agent to remove the Restrictive Legend contemplated hereby.

3.24    Information Statement. None of the information supplied or to be supplied in writing by or on behalf of the Seller for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of Buyer Parent, at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4

BUYER’S REPRESENTATIONS AND WARRANTIES

4.    Buyer’s Representations and Warranties. The Buyer and Buyer Parent, jointly and severally, hereby represent and warrant to Seller as of the Execution Date and as of the applicable Closing Date, except as otherwise disclosed in the Buyer Parent Reports, as follows:

4.1    Organization and Standing. The Buyer (a) is a limited partnership and is duly organized, validly existing, and in good standing under the Laws of the State of Delaware, (b) is duly qualified to do business in the Commonwealth of Pennsylvania, and (c) has all requisite limited partner power and authority to acquire, own, lease and operate the Properties and to conduct its business in the Commonwealth of Pennsylvania as previously conducted. Buyer Parent is a corporation and is duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

4.2    Authorization. Each of the Buyer and Buyer Parent has taken all necessary corporate and limited partnership action, as applicable, to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and Buyer Parent and, assuming due execution and delivery by each of the other parties, is legal, valid and binding with respect to the Buyer and Buyer Parent and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally.

4.3    No Breach. The execution, delivery, performance, and consummation of this Agreement and the transactions contemplated hereby do not and will not: (a) violate any provision of any Governing Document of the Buyer or Buyer Parent; or (b) breach or violate, or result (with notice or lapse of time or both) in the breach, violation, acceleration or termination of, any contract, indenture, Lien, note, lease, agreement, license or Law to which the Buyer or Buyer Parent is subject or by which any of its assets are bound or subject, except, with respect to any such breach, violation, acceleration or termination which would not reasonably be expected to prevent the consummation of the transactions contemplated hereby by the Buyer or Buyer Parent or result in the Seller incurring any loss or liability therefrom.

4.4    Litigation. There is no action, suit or proceeding pending, or to the Buyer’s Knowledge, threatened in writing against Buyer or its Affiliates, and there is no action, suit or proceeding pending or, to Buyer’s Knowledge, threatened before or by any Governmental Authority questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith.

4.5    Broker’s or Finder’s Fees. The Buyer has not incurred and will not incur any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which Seller will have any responsibility whatsoever.

4.6    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the Buyer’s Knowledge threatened against the Buyer or any Affiliate of the Buyer. Immediately after giving effect to this Agreement and the transactions contemplated hereby, each of Buyer and its Affiliates shall be solvent and shall: (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amount required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its business.

4.7    Investment. The Buyer (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities and is aware of the risks associated with the purchase, ownership and operation of such properties and facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Properties, ownership and operation thereof and its obligations hereunder, and (c) is able to bear the economic risks associated with the Properties, ownership and operation thereof and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Properties and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and acknowledges and agrees that (A) other than the representations and warranties as expressly set forth herein, it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made at any time by Seller or any of its respective directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives or any other Person, whether or not any such representations, warranties or statements were made in writing or orally, (B) neither Seller nor any of its respective directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives or any other Person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its directors, officers, employees, Affiliates, controlling persons, agents or representatives, including any information, document or material provided or made available, or statements made or provided to the Buyer (including its directors, officers, employees, Affiliates, controlling persons, agents or representatives) in connection with the transactions contemplated by this Agreement, including without limitation, any such information contained in or provided in “data rooms”, management presentations or supplemental due diligence information provided by the Seller or discussions or access to management of the Seller; and (C) the information referred to in (B) above may include certain projections, estimates and other forecasts and plans and that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and the Buyer is familiar with such uncertainties and takes full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, estimates and other forecasts and plans and any use or reliance by the Buyer on such information referred to in (B) above is (or the projections, estimates and other forecasts and plans that may be contained therein) at the Buyer’s sole risk; (ii) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Properties; and (iii) agrees to the fullest extent permitted by Law that neither the Seller nor any of its respective directors, officers, employees, Affiliates, controlling persons, agents or representatives shall have any liability or responsibility whatsoever to the Buyer or its directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including in contract or tort, under Federal or state securities laws or otherwise) resulting from the distribution to the Buyer or the Buyer’s use of any of the information referred to in clause (i)(B) above.

4.8    Stock Consideration. The Stock Consideration, when issued pursuant to the terms of this Agreement, will be registered in the name of Seller and/or its designee(s), and duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any and all liens, pledges, claims, restrictions, charges, preemptive, preferential or similar purchase rights, security interests, hypothecations and or encumbrances of any nature whatsoever, other than (i) receipt of the Eclipse Stockholder Approval, (ii) restrictions on transfer under applicable state and federal securities laws and (iii) those as are created by or related to Seller.

4.9    Eclipse Stockholder Approval. Contemporaneously with the execution and delivery of this Agreement by the Parties, the Buyer Parent has received a duly authorized, executed and delivered irrevocable written consent approving the issuance of the Stock Consideration executed by the holders of Common Stock with sufficient voting power to provide the Eclipse Stockholder Approval.

4.10    Capitalization.

4.10.1	The authorized capital stock of Buyer Parent consists of (i) 1,000,000,000 shares of Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Buyer Parent Preferred Stock”). As of the close of business on the Business Day immediately preceding the Execution Date, (A) 262,740,355 shares of Common Stock were issued and outstanding, (B) no shares of Buyer Parent Preferred Stock were issued and outstanding, and (C) 10,364,375 shares of Common Stock remained available for issuance in connection with future grants of Buyer pursuant to the Company’s 2014 Long-Term Incentive Plan. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness of Buyer Parent having the right to vote (or convertible into securities having such rights) on any matter on which holders of Common Stock may vote issued and outstanding. Other than as provided in this Agreement and the Amended and Restated Registration Rights Agreement, dated as of January 28, 2015, among Buyer Parent and the other parties thereto, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from Buyer Parent of any securities of Buyer Parent, nor are there any commitments from Buyer Parent to issue or execute any such rights, options, warrants, preemptive rights, or rights of first offer. There are no outstanding rights or obligations of Buyer Parent to repurchase or redeem any of its securities.

4.11    Buyer Parent Reports and Financial Statements. Buyer Parent has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements, certifications, and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2016 under Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by Buyer Parent with the SEC, as have been amended or supplemented since the time of their filing, collectively, the “Buyer Parent Reports”). As of their respective filing dates (or dates of amendment or supplement) the Buyer Parent Reports: (a) did not (or with respect to Buyer Parent Reports filed after the date hereof, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied (or with respect to Buyer Parent Reports filed after the date hereof, will comply) as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, in each case as in effect at such time. All of the audited financial statements and unaudited interim financial statements of Buyer Parent and its Subsidiaries on a consolidated basis included or incorporated by reference (including the related notes and schedules) in the Buyer Parent Reports (collectively, the “Buyer Parent Financial Statements”), (i) have been or will be, as the case may be, prepared from the books and records of Buyer Parent and the Buyer Subsidiaries (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iii) fairly present, in all material respects, the consolidated financial position and the results of operations and cash flows of Buyer Parent and its Subsidiaries on a consolidated basis as of the times and for the periods referred to therein.

4.12    Internal Controls; Sarbanes-Oxley Act. Since January 1, 2016, Buyer Parent has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Buyer Parent are being made only in accordance with authorizations of management and directors of Buyer Parent. Since January 1, 2016, Buyer Parent (i) has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Buyer Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer Parent’s management as appropriate to allow timely decisions regarding required disclosure.

4.13    Information Statement. The Information Statement that will be provided to the holders of Buyer Parent Common Stock in connection with the Equity Issuance (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith will not, on the date of filing with the SEC and at the time the Information Statement is first mailed to stockholders of Buyer Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Buyer Parent with respect to information supplied by the Seller for inclusion therein. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act.

ARTICLE 5

COVENANTS

5.      Covenants. Seller, Buyer and Buyer Parent, as applicable, hereby covenant and agree to perform the following:

5.1    Access to Information.

5.1.1

Insofar as related to the Properties, within ten (10) Business days of the Execution Date hereof, Seller will give the Buyer copies of all Records in Seller’s possession and, as of the date hereof, will give the Buyer and the Buyer’s agents and representatives reasonable access to the Properties to conduct, or cause to be conducted, an investigation of the Properties in order to determine whether any Title Defects or Environmental Defects exist, consisting of: (i) a Phase I environmental assessment of all or any portion of the Properties; (ii) visual inspections; and (iii) a review of the Records, including the right to copy, at the Buyer’s expense, the Records in Seller’s possession; provided that Seller shall not be required to provide any of the foregoing information to the extent that Seller is prohibited by any Third Party agreement from sharing such information with the Buyer (the “Assessment”). The Assessment and all of the Buyer’s activity conducted under this Section 5.1.1 shall be subject to the indemnity provisions of Section 5.1.2 and shall be at the sole expense of Buyer. The Buyer’s right of access shall not, without the prior written consent of Seller, entitle the Buyer to operate equipment or conduct testing or sampling. Such prior written consent shall be granted where reasonably necessary for Buyer to confirm or deny the existence of an Environmental Defect or where reasonably necessary to assign a value to an Environmental Defect. The Seller has the right to be present during any activities conducted on the Properties as part of the Assessment. The Buyer shall coordinate its Assessment with the Seller to minimize any inconvenience to or interruption of the conduct of business by the Seller. The Buyer shall abide by the Seller’s, and any third party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Properties including the Assessment. Buyer agrees that prior to conducting any examination of Properties subject to the Dominion Farmout Agreement, the prior written consent of Dominion Transmission, Inc. must be obtained if required under the Dominion Farmout Agreement, and any such examination shall be conducted in accordance with the provisions of Section 9.4 thereof. Seller agrees to use commercially reasonable efforts to assist Buyer in obtaining all consents necessary for Buyer to conduct an examination of Properties subject to the Dominion Farmout Agreement, provided that Seller shall not be responsible for any fees or conditions incurred therein. The Seller shall not be deemed by their receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Properties or the accuracy of said documents or the information contained therein. The Buyer shall hold all information or data provided or made available by the Seller or obtained by the Buyer as part of the Assessment confidential and shall not use any of the same except in connection with the transactions set forth in this Agreement. In the event this Agreement is terminated prior to First Closing, the Buyer shall return to the Seller (or certify the destruction of) all copies of all such information and data, as well as any derivative reports, analysis or other items derived or based on any of such information or data. During all periods that the Buyer or any of its representatives are on the Properties, the Buyer shall maintain, at its sole expense and with reputable insurers, such insurance as is reasonably sufficient to support the Buyer’s indemnity obligations under Section 5.1.2.

5.1.2	The Buyer hereby releases and agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all claims, liabilities, losses, costs and expenses (including court costs, expert fees and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injuries, death, or property damage, arising out of or relating to the Assessment, access to the Properties by the Buyer, the Records and other related activities or information prior to the First Closing by the Buyer, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, EXCLUDING, HOWEVER, ANY CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON. All information obtained by and access granted to the Buyer and its representatives under this Section 5.1.2 shall be subject to the terms of Section 15.19 and the terms of the Confidentiality Agreement.

5.2    Conduct of Business.

5.2.1	Seller shall, from and after the Execution Date until the applicable First Closing or the Second Closing, as the case may be, subject to the provisions of this Section 5.2, operate the Properties in the Ordinary Course of Business.

5.2.2	Seller shall timely pay those lease bonus payments set forth on Schedule 3.13 that are due on or before the First Closing, and promptly after each payment is made, Seller shall provide Buyer with evidence that payment was timely tendered to the respective lessors.

5.2.3	Seller shall not, without the express written consent of Buyer:

5.2.3.1	directly or indirectly, transfer, sell, mortgage, pledge, encumber or otherwise dispose of any Properties or any portion thereof;

5.2.3.2	propose any operations with respect to the Properties or agree to participate in any operations with respect to the Properties, in each case, that is reasonably expected to result in expenditures greater than $50,000 with respect to Seller’s interest in such Properties; provided that, with respect to any AFE received by Seller that is estimated to cost in excess of $50,000 (net to Seller’s interest), Seller shall forward such AFE to Buyer as soon as is reasonably practicable and thereafter the Parties shall consult with each other regarding whether or not Seller should elect to participate in such operation. In the event the Parties are unable to agree within ten (10) days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and the applicable joint operating agreement and such shorter time is specified in Seller’s request for consent) of Buyer’s receipt of any consent request as to whether or not Seller should elect to participate in such operation, Buyer’s decision shall control, and if Buyer has not provided any election, Seller shall not be permitted to consent to such operation;

5.2.3.3	enter into a Contract that, if entered into on or prior to the Effective Time, would be required to be listed on Schedule 3.8;

5.2.3.4	terminate (unless such contract terminates pursuant to its stated terms) or materially amend the terms of any contract listed on Schedule 3.8;

5.2.3.5	grant or create any consents to assignment or preferential purchase rights with respect to the Properties; or

5.2.4

From and after the Execution Date until the First Closing, Buyer Parent shall not take any of the following actions, without the express written consent of Seller (which shall not be unreasonably withheld, delayed or conditioned): (a) declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of Buyer Parent; (b) redeem, repurchase or acquire any capital stock of Buyer Parent or any of its Subsidiaries; (c) amend Buyer Parent’s Governing Documents; or (d) authorize, issue, or reclassify any capital stock, or debt securities convertible into capital stock, of Buyer Parent (other than (i) the authorization and issuance of the Stock Consideration in accordance with this Agreement, and (ii) the issuance and sale of Common Stock, or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock pursuant to the Company’s 2014 Long-Term Incentive Plan).

5.3    Accounting. The Seller will (at the Buyer’s sole cost and expense) cooperate with and assist the Buyer after the applicable Closing in the transition of any joint interest billing and revenue disbursement accounting for the Properties, and will take such actions as may be reasonably required with respect thereto.

5.4    Revenues Held For Benefit of the Other Party. Following the applicable Closing, in the event either (a) the Buyer receives production or other revenues attributable to any of the Properties for any periods prior to the Effective Time or (b) Seller receives production or other revenues attributable to any of the Properties for any periods after the Effective Time which is not accounted for in the applicable Closing Statement or the Final Statement, the receiving Party will hold such revenues for the exclusive benefit of the Party entitled thereto and, if not taken into account for purposes of the applicable Closing Statement or the Final Statement, will pay any such amounts due to such Party within thirty (30) days after receipt.

5.5    Tax Matters.

5.5.1	Seller shall be allocated and bear all Asset Taxes relating to its Properties that are attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the date on which the Effective Time occurs. The Buyer shall be allocated and bear all Asset Taxes that are attributable to (i) any Tax period beginning at or after the Effective Time and (ii) the portion of any Straddle Period beginning on the date on which the Effective Time occurs. Each Party shall be responsible for its own Income Taxes.

5.5.2

For purposes of this Agreement (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the Tax period or portion thereof in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the Tax period or portion thereof in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Property gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

5.5.3	Notwithstanding any other provision of this Agreement, to the extent the actual amount of an Asset Tax is not determinable at the applicable Closing or at the time of the determination of the Final Statement, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 5.5.

5.5.4

Except as required by applicable Law, in respect of Asset Taxes, (i) Seller shall be responsible for the preparation and timely filing of (A) all applicable Tax Returns due prior to the First Closing Date for all Properties conveyed at the First Closing Date and all applicable Tax Returns due prior to the date of the Second Closing for all Properties conveyed at the date of the Second Closing, and (B) all applicable Tax Returns with respect to Taxable periods ending prior to the Effective Time (regardless of when due) (collectively the “Seller’s Tax Returns”) and the payment to the applicable Governmental Authority of all Asset Taxes that may become due and payable with the Seller’s Tax Return with right of reimbursement from Buyer for any Asset Taxes that are allocable to Buyer under this Section 5.5 and for which adjustment was not made at the applicable Closing or in a Final Settlement, and (ii) the Buyer shall be responsible for the preparation and timely filing of all other Tax Returns (the “Buyer’s Tax Returns”) and the payment to the applicable Governmental Authority of all Asset Taxes that become due and payable with respect to such Tax Returns with right of reimbursement from Seller for any Asset Taxes paid with Buyer’s Tax Returns that are allocable to Seller under this Section 5.5 and for which adjustment was not made at the applicable Closing or in a Final Settlement. The Buyer shall indemnify and hold the Seller harmless for any failure to file the Buyer’s Tax Returns and to make payments of Tax required above. The Seller shall indemnify and hold Buyer harmless for any failure to file the Seller’s Tax Returns and to make payments of Tax required above. The Buyer shall prepare all such Tax Returns on a basis consistent with past practice except to the extent otherwise required by applicable Law. The Buyer shall provide the

Seller with a copy of any Tax Return relating to any Straddle Period for the Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten days after the close of such Taxable period), and the Buyer shall incorporate all reasonable comments of the Seller provided to the Buyer in advance of the due date for the filing of such Tax Return.

5.5.5	If a Party receives a refund (whether by way of refund, credit, offset or otherwise) of Taxes for which the other Party is responsible hereunder and paid or economically bore such Tax, the first Party shall promptly pay such amount to the other Party.

5.5.6	The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the transactions contemplated hereby. Such cooperation shall include the retention and (upon another Party’s request) the timely provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Properties relating to any Tax period beginning before the First Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

5.5.7	Seller and Buyer shall reasonably cooperate with one another to minimize any Transfer Tax with respect to the transactions described herein and in filing any necessary Tax Returns to accompany the payment of any Transfer Tax.

5.6    Revenues and Expenses. For all purposes, including the Purchase Price adjustments under Section 2 of this Agreement, Seller and the Buyer will properly allocate revenues and expenses (other than Asset Taxes) before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. All expenses (other than Asset Taxes) incurred in the operation of the Properties before the Effective Time will be borne by the Seller and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties prior to the Effective Time will be the property of the Seller, and all expenses incurred in the operation of the Properties from and after the Effective Time will be borne by the Buyer and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties from and after the Effective Time will be the property of the Buyer. Asset Taxes shall be allocated between the Buyer and Seller as provided in Section 5.5 and the Purchase Price shall be adjusted for Asset Taxes as provided in Sections 2.5 and 2.6.

5.7    Stock Consideration.

5.7.1	Information Statement. The Buyer Parent shall prepare and furnish to Seller within ten (10) days after the Execution Date, for Seller’s reasonable comment, an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to this Agreement and the issuance of the Stock Consideration (such information statement, including any amendment or supplement thereto, the “Information Statement”). The Buyer Parent, Buyer and Seller will cooperate with each other in the preparation of the Information Statement. The Information Statement shall be in a form reasonably acceptable to Seller, and the Buyer Parent shall incorporate into the same such reasonable comments of Seller as it may provide to the Buyer Parent within ten (10) days of receipt. Without limiting the generality of the foregoing, Seller will furnish to Buyer Parent the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. As soon as is reasonably practicable following receipt of Seller’s comments, the Buyer Parent shall prepare and file the Information Statement, in preliminary form, with the SEC. Buyer Parent shall use all commercially reasonable efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. If at any time any information relating to Buyer Parent or Seller, or any of their respective Affiliates, should be discovered by Buyer Parent or Seller that should be set forth in an amendment or supplement to the Information Statement so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Buyer Parent entitled to notice thereof. Promptly after the Information Statement has been cleared by the SEC, in accordance with Rule 14c-2 promulgated under the Exchange Act and Section 228(e) of the General Corporation Law of the State of Delaware, Buyer Parent shall promptly file the Information Statement with the SEC in definitive form, substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to its stockholders that are entitled to notice thereof.

5.7.2	NYSE Listing. To the extent it has not already done so, promptly following execution of this Agreement, Buyer Parent shall apply to cause the Stock Consideration to be approved for listing on the NYSE, subject only to official notice of issuance.

5.8    Suspended Funds. As part of the final accounting in connection with the Final Statement pursuant to Section 2.8, the Seller will deliver to the Buyer the Suspended Funds and the Buyer shall administer all such accounts and assume all payment obligations relating to the Suspended Funds in accordance with all applicable Laws, and shall be liable for the payment thereof to the proper parties.

5.9    Limitations on Representations and Warranties.

5.9.1	EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE SELLER IN THIS AGREEMENT, THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, AND THE SPECIAL WARRANTY OF TITLE IN THE MINERAL DEED, THE BUYER ACKNOWLEDGES THAT THE SELLER HAS NOT MADE, AND THE SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY OTHER REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE), AND THE BUYER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON AND EXPRESSLY WAIVES, ANY SUCH OTHER REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE), OR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE BUYER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE BUYER BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF THEIR AFFILIATES).

5.9.2

FURTHER, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT, THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, AND THE SPECIAL WARRANTY OF TITLE IN THE MINERAL DEED, THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE) AS TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES, (B) THE CONTENTS, CHARACTER, NATURE, ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE

OR HEREAFTER FURNISHED TO THE BUYER BY OR ON BEHALF OF THE SELLER, INCLUDING (I) ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTIES, (II) ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, AND (III) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (C) THE ENVIRONMENTAL OR OTHER CONDITION OF THE PROPERTIES, AND (D) ANY ESTIMATES OF THE VALUE OF THE PROPERTIES OR FUTURE REVENUES GENERATED BY THE PROPERTIES.

5.9.3

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLER IN THIS AGREEMENT, THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, AND THE SPECIAL WARRANTY OF TITLE IN THE MINERAL DEED, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PROPERTIES (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF THE BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (E) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (F) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (G) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE BUYER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN

WHICH SELLER HAS ANY INTEREST ARE BEING ACCEPTED BY THE BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND THE BUYER REPRESENTS TO SELLER THAT THE BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND OTHER PROPERTIES AS THE BUYER DEEMS APPROPRIATE.

5.9.4	THE SELLER AND THE BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.9 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY LAW, RULE OR ORDER.

5.10    NORM; WASTES AN OTHER SUBSTANCES. THE BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES (AS THAT TERM IS DEFINED BY ENVIRONMENTAL LAWS). NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING, WITHOUT LIMITATION, AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE PROPERTIES.

5.11    Post-Closing.

5.11.1	Buyer and Seller agree that the Purchase Price will be further adjusted after the First Closing and Second Closing in accordance with the provisions of Section 2 of this Agreement.

5.11.2	Seller shall deliver to Buyer copies of all Records as promptly as practicable, but no later than five (5) Business Days after the First Closing Date.

5.11.3	Subject to the occurrence of the First Closing, Buyer hereby grants to Seller a royalty-free, non-exclusive, non-transferrable, right to use that certain G & G Data set forth on Schedule 5.11.3, which right shall be limited to a term of ten (10) years from the First Closing Date.

ARTICLE 6

BUYER’S CONDITIONS PRECEDENT

6.    Buyer’s Conditions Precedent. The obligation of Buyer to close the transactions contemplated hereby at the First Closing and Second Closing, as applicable, shall be subject to and conditioned upon the following, any one or more of which may be waived by Buyer, in whole or in part:

6.1.1	No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

6.1.2	No action or proceeding will have been commenced by any Third Party against the Seller, the Buyer, the Buyer Parent, or any of their respective Affiliates, associates, officers or directors seeking to prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

6.1.3	The representations of Seller set forth in Article 3 of this Agreement shall be true and accurate in all material respects as of the date when made and shall be true and accurate in all material respects as of the time of the First Closing or Second Closing, as applicable (except for those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects), as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the First Closing Date or the date of the Second Closing, as applicable, as of such earlier date);

6.1.4	The Seller will have performed or satisfied in all material respects on or prior to the First Closing Date or the date of the Second Closing, as applicable, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Seller on or prior to the First Closing Date or the date of the Second Closing, as applicable;

6.1.5	Either Buyer or an Affiliate of the Buyer shall have acquired (i) an option to purchase all of the outstanding equity interests of Cardinal NE Holdings, LLC, or (ii) all of the outstanding equity interests of Cardinal NE Holdings, LLC;

6.1.6	The Information Statement shall have been cleared by the SEC and a definitive Information Statement shall have been sent to the Buyer Parent stockholders entitled to notice thereof (in accordance with Regulation 14C of the Exchange Act) at least twenty (20) days prior to the First Closing Date; and

ARTICLE 7

SELLER’S CONDITIONS PRECEDENT

7.    Seller’s Conditions Precedent. The obligation of Seller to close the transactions contemplated hereby at the First Closing and the Second Closing, as applicable, shall be subject to and conditioned upon the following, any one or more of which may be waived by Seller, in whole or in part:

7.1.1	No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

7.1.2	No action or proceeding will have been commenced by any Third Party against the Seller, the Buyer, the Buyer Parent, or any of their respective Affiliates, associates, officers or directors seeking to prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

7.1.3	The representations of Buyer and Buyer Parent set forth in Article 4 of this Agreement shall be true and accurate in all material respects as of the date when made and shall be true and accurate in all material respects as of the time of the First Closing or Second Closing, as applicable (except for those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the First Closing Date or the date of the Second Closing, as applicable, as of such earlier date);

7.1.4	The Buyer and Buyer Parent will have performed or satisfied in all material respects on or prior to the First Closing Date or the date of the Second Closing, as applicable, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Buyer and Buyer Parent on or prior to the First Closing Date or the date of the Second Closing, as applicable; and

7.1.5	The Stock Consideration shall have been approved for listing on the NYSE, subject only to official notice of issuance.

ARTICLE 8

CLOSING

8.    Closing. Subject to the terms and conditions hereof, unless extended as provided herein, the First Closing will take place on the First Closing Date at 10:00 a.m. local time in the offices of Seller at 9020 N Capital of TX Hwy, Bldg. 1, Suite 170, Austin, Texas 78759, or at such other location as may be mutually agreed upon by Seller and Buyer. The Second Closing shall occur on a date, time and location mutually agreed upon by Seller and Buyer in compliance with the terms and conditions set forth in this Agreement. The Parties may, by mutual written consent, change the First Closing Date and the date of the Second Closing to any other date that they may agree upon. The Parties may, by mutual written consent, change the First Closing Date and the date of the Second Closing to any other date that they may agree upon.

8.1    First Closing Buyer’s Deliveries. On the First Closing Date, and subject to the simultaneous performance by the Seller of its respective obligations under Section 8.1.8, the Buyer and/or Buyer Parent, as applicable, will deliver or cause to be delivered to the Seller following items:

8.1.1	Stock Consideration. Buyer Parent shall cause a book entry representing the Stock Consideration to be made in favor of Seller;

8.1.2	SLAP. Buyer Parent shall deliver a supplemental listing application, duly executed by Buyer Parent and the NYSE, authorizing, subject to official notice of issuance, the listing of the Stock Consideration;

8.1.3	First Closing Statement. A duly executed First Closing Statement;

8.1.4	Officer’s Certificate. Duly executed certificates from authorized officers of the Buyer and Buyer Parent certifying on behalf of the Buyer and Buyer Parent, respectively, that the conditions set forth in Sections 7.1.3 and 7.1.4 have been fulfilled by the Buyer and Buyer Parent, as applicable;

8.1.5	Escrow. If applicable, pay to the Escrow Agent for deposit into the Escrow Account, all Stock Consideration to be deposited by Buyer and/or Buyer Parent into the Escrow Account pursuant to Section 2 of this Agreement with respect to Disputed Defects;

8.1.6	Escrow Agreement. If applicable, execute and deliver to Seller and the Escrow Agent an original counterpart of the Escrow Agreement;

8.1.7	Registration Rights Agreement. The Buyer Parent shall deliver to the Seller the Registration Rights Agreement, duly executed by the Buyer Parent; and

8.1.8	Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by Seller and are reasonably required to consummate the transactions contemplated by this Agreement.

8.2    First Closing Seller’s Deliveries. On the First Closing Date, and subject to the simultaneous performance by the Buyer of its obligations under Section 8.1, the Seller will deliver or cause to be delivered to the Buyer and/or Buyer Parent, as applicable, the following items (all documents will be duly executed and acknowledged where required):

8.2.1	Conveyances. An original counterpart of each of the Assignment and the Mineral Deed with respect to all Properties to be conveyed under this Agreement at the First Closing for each county in which such Properties are located, in recordable form, executed by an authorized officer of Seller and duly notarized;

8.2.2	Letters in Lieu. Letters in lieu of transfer orders in substantially the same form attached hereto as Exhibit E;

8.2.3	Certificate of Non-Foreign Status. An affidavit or certificate attesting to Seller’s non-foreign status and meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) in substantially the same form attached hereto as Exhibit F;

8.2.4	First Closing Statement. A duly executed First Closing Statement;

8.2.5	Officer’s Certificate. A duly executed certificate from an authorized officer of Seller certifying on behalf of Seller that the conditions set forth in Sections 6.1.3 and 6.1.4 have been fulfilled by the Seller, in substantially the same form attached hereto as Exhibit G;

8.2.6	Escrow Agreement. If applicable, execute and deliver to Buyer and the Escrow Agent an original counterpart of the Escrow Agreement;

8.2.7	Registration Rights Agreement. The Seller shall deliver to the Buyer and Buyer Parent the Registration Rights Agreement, duly executed by the Seller; and

8.2.8	Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Buyer and are reasonably required to consummate the transactions contemplated by this Agreement.

8.3    Second Closing Buyer’s Deliveries. On the date of the Second Closing, and subject to the simultaneous performance by the Seller of its respective obligations under Section 8.4, the Buyer and/or Buyer Parent, as applicable, will deliver or cause to be delivered to the Seller following items:

8.3.1	Second Closing Statement. A duly executed Second Closing Statement;

8.3.2	Officer’s Certificate. Duly executed certificates from authorized officers of the Buyer and Buyer Parent certifying on behalf of the Buyer and Buyer Parent, respectively, that the conditions set forth in Sections 7.1.3 and 7.1.4 have been fulfilled by the Buyer and Buyer Parent, as applicable;

8.3.3	Escrow Instruction. If applicable, execute and deliver to the Escrow Agent the Joint Escrow Instruction; and

8.3.4	Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by Seller and are reasonably required to consummate the transactions contemplated by this Agreement.

8.4    Second Closing Seller’s Deliveries. On the date of the Second Closing, and subject to the simultaneous performance by the Buyer of its obligations under Section 8.3, the Seller will deliver or cause to be delivered to the Buyer and/or Buyer Parent, as applicable, the following items (all documents will be duly executed and acknowledged where required):

8.4.1	Conveyances. An original counterpart of each of the Assignment and the Mineral Deed with respect to all Properties to be conveyed under this Agreement at the Second Closing for each county in which such Properties are located, in recordable form, executed by an authorized officer of Seller and duly notarized;

8.4.2	Letters in Lieu. Letters in lieu of transfer orders in substantially the same form attached hereto as Exhibit E;

8.4.3	Certificate of Non-Foreign Status. An affidavit or certificate attesting to Seller’s non-foreign status and meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) in substantially the same form attached hereto as Exhibit F;

8.4.4	Second Closing Statement. A duly executed Second Closing Statement;

8.4.5	Officer’s Certificate. A duly executed certificate from an authorized officer of Seller certifying on behalf of Seller that the conditions set forth in Sections 6.1.3 and 6.1.4 have been fulfilled by the Seller, in substantially the same form attached hereto as Exhibit G;

8.4.6	Escrow Instruction. If applicable, execute and deliver to Escrow Agent the Joint Escrow Instruction; and

8.4.7	Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Buyer and are reasonably required to consummate the transactions contemplated by this Agreement.

ARTICLE 9

PRESS RELEASES

9.    Press Releases. Neither Party shall make any press release or other public announcements concerning the transactions contemplated by this Agreement, without the consent of the other Party, which consent shall not be unreasonably withheld. Any Party desiring to make a public announcement shall first give the other Party twenty-four (24) hours written notification of its desire to make such a public announcement. The written notification shall include (a) a request for consent to make the announcement, and (b) a written draft of the text of such public announcement. Nothing contained herein shall prohibit any Party hereto from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law, or the rules of any stock exchange upon which the Party’s capital stock is traded, provided, however, that the foregoing procedure of written notification shall first be followed.

ARTICLE 10

INDEMNIFICATION

10.    Indemnification. Upon and after the First Closing of the transactions contemplated by this Agreement, the Parties will indemnify each other as follows:

10.1    Assumed Obligations. Upon the consummation of the applicable Closing, the Buyer shall assume all of the Assumed Obligations and the Seller shall retain the Retained Liabilities.

10.2    Seller’s Indemnification. Upon the consummation of the applicable Closing, Seller hereby agrees to pay, defend, indemnify, reimburse and hold harmless the Buyer and the Buyer’s Affiliates and their respective directors, officers, agents and employees (the “Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation, action, judgment or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach of or default in any representation or warranty of Seller set forth in this Agreement; (b) any breach of or failure by Seller to perform any covenant or obligation set forth in this Agreement that is not cured as provided in Section 11.1; (c) any of the Retained Liabilities; (d) any Excluded Assets; (e) any claims made against Buyer by any Third Party as a result of Seller’s failure to make (i) any required payments under the Real Property Interests due prior to the Effective Time or that Seller expressly agreed to pay under this Agreement, or (ii) from and after the First Closing, as to any Real Property Interest, any required lease payment becoming due after such First Closing with respect to an interest in such Real Property Interest that has been retained by Seller pursuant to the terms of this Agreement or is otherwise owned by Seller; and (f) the resolution of any contest with respect to any Permitted Encumbrance that only qualified as a Permitted Encumbrance due to the existence of such contest.

10.3    Buyer’s Indemnification. Upon the consummation of the First Closing the Buyer and Buyer Parent hereby agree to pay, defend, indemnify, reimburse and hold harmless the Seller and the Seller’s Affiliates and their respective directors, partners, members, managers, officers, agents and employees (the “Seller Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation, action, judgment or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach of or default in any representation or warranty of the Buyer or Buyer Parent set forth in this Agreement; (b) any breach or failure by the Buyer or Buyer Parent to perform any covenant or obligation set forth in this Agreement that is not cured as provided in Section 11.1; and (c) any of the Assumed Obligations.

10.4    Indemnification Procedure. If any indemnified party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such party will promptly give written notice to the indemnifying Party, specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement;

provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against any indemnifying Party, the indemnified Party will give written notice to the indemnifying Party of the commencement of such action; provided, however, the failure of any indemnified Party to give notice as provided herein will not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.

10.5    Defense. If any such claim is brought against an indemnified Party, the indemnifying Party will be entitled to participate in and to assume the defense thereof to the extent that it may wish by providing written notice to the indemnified Party of its election to assume the defense thereof within thirty (30) days, and after notice from the indemnifying Party to such indemnified party of the indemnifying Party’s election to assume the defense thereof, the indemnifying Party shall not be liable to such indemnified Party for any legal or other expenses subsequently incurred by the indemnified Party in connection with the defense thereof unless the indemnifying Party has failed to assume and diligently prosecute the defense of such claim. If the indemnifying Party has failed to give written notice of its assumption of the defense of such action or fails to diligently prosecute such claim, then the indemnified Party will be entitled to assume control of the defense of such claim upon notice to the indemnifying Party and the indemnifying Party will pay the reasonable fees and expenses of the lawyers retained by the indemnifying Party (excluding the fees and expenses of the indemnified Party’s lawyers before the date of the assumption of the defense). As a condition to the indemnifying Party’s obligations hereunder, the indemnified Party will in good faith cooperate with and assist the indemnifying party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified Party. Should the indemnifying Party assume the defense of such claim, the indemnified Party shall have the right, at its sole expense, to participate in the defense thereof, including attending meetings, conferences, teleconferences, settlement negotiations and other related events (and to employ counsel at its own expense in connection therewith); provided, however, it being understood that the indemnifying party shall control the defense of such claim. No indemnifying Party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (a) without the consent of the indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, or (b) unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability with respect to such claim. No indemnified Party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

10.6    Certain Limitations on Indemnity Obligations.

10.6.1

No individual claim of the Buyer or the Buyer Indemnified Parties pursuant to Section 10.2 shall be made hereunder until such individual claim exceeds an amount equal to Seventy-five Thousand and no/100ths Dollars ($75,000.00) (net to Seller’s interest) (each an “Individual Claim”). In addition, no claim of the Buyer or the Buyer Indemnified

Parties pursuant to Section 10.2 shall be made hereunder until the total of all Individual Claims exceeds three percent (3%) of the unadjusted Purchase Price (the “Basket”). If the total amount of all of the Buyer’s or the Buyer Indemnified Parties’ Individual Claims exceed the Basket, then the Seller’s obligations under Section 10.2 shall be limited to the amount by which the aggregate amount of such Individual Claims exceeds the Basket.

10.6.2	In no event will the Seller’s aggregate liability under Section 10.2 exceed thirty percent (30%) of the unadjusted Purchase Price.

10.6.3	The Individual Claim, Basket and the aggregate liability cap under Section 10.6.2 shall not apply with respect to any claim of the Buyer or the Buyer Indemnified Parties resulting from, arising out of or in connection with, or based upon: (a) a breach or default by Seller of its Fundamental Representations or Section 3.5 (Tax representations and warranties), or (b) the failure by Seller to perform in accordance with Section 5.5 (Tax Matters).

10.6.4	The amount of any indemnification provided under Sections 10.2 or 10.3 shall be net of any amounts actually recovered by the indemnified party under insurance policies.

10.6.5

Notwithstanding anything to the contrary contained in this Agreement, except for the rights of the parties hereto under Article 11 and Section 5.1, this Section 10.6.5 contains the Parties’ exclusive remedy against each other with respect to breaches of this Agreement, including breaches of the representations and warranties contained in Articles 3 and 4, the covenants and agreements that survive the applicable Closing pursuant to the terms of this Agreement, and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at the applicable Closing pursuant to Sections 8.1.3 or 8.2.5, or 8.3.2 or 8.4.5, as applicable. Except for the remedies contained in this Article 10 and for the rights of the parties hereto under Article 11 and Section 5.1.2, the Buyer (on behalf of itself, each of the other Buyer Indemnified Parties and their respective insurers and successors in interest) releases, waives, remises and forever discharges the Seller Indemnified Parties from any and all suits, legal or administrative proceedings, claims, remedies, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement, Seller’s ownership, use or operation of the Properties, or the condition, quality, status or nature of the Properties, including rights to contribution under CERCLA and under other Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller and any

Persons who are Affiliates of Seller, and rights under insurance maintained by Seller or any Person who is an Affiliate of Seller, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING WILLFUL MISCONDUCT), OF ANY RELEASED PERSON.

10.6.6	Notwithstanding anything stated herein to the contrary: (a) no Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 10 with respect to any item for which a specific adjustment has already been made to the Purchase Price or payment made under the terms of this Agreement; and (b) the Seller will have no liability to the Buyer or the Buyer Indemnified Parties under this Section 10 for any matter which constitutes a Title Defect or an Environmental Defect or any matter that affects title to the Properties but is specifically excluded from the definition of Title Defect or is a Permitted Encumbrance. Claims for Title Defects or Environmental Defects or other matters described herein, whether or not resulting in a Purchase Price adjustment because the applicable Aggregate Defect Threshold is not exceeded, are not subject to the terms of this Section 10, may not be claimed under this Section 10, may not be included for purposes of determining whether the limitations set forth in this Section 10.6 have been met and may not be included in the Basket for purposes of the limitations set forth in this Section 10.6.

10.6.7	Notwithstanding anything to the contrary contained in this Agreement, if either Party elects to proceed with the First Closing with knowledge by such Party of any failure of any condition to be satisfied in its favor or the breach of any representation, warranty, agreement or covenant by the other Party, then the condition that is unsatisfied or the representation, warranty, agreement or covenant which is breached will be deemed waived by such Party, and such Party shall be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to such condition, representation, warranty, agreement or covenant.

10.6.8	Any claim for indemnity to which Seller Indemnified Party or the Buyer Indemnified Party is entitled must be asserted by and through Seller or the Buyer, as applicable.

ARTICLE 11

TERMINATION

11.    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

11.1    Right to Terminate. Subject to Section 11.2, this Agreement may be terminated (except for the provisions referenced in Section 11.2) at any time prior to the consummation of the First Closing upon the occurrence of any one or more of the following: (a) by mutual written consent of the Seller and the Buyer; (b) by the Buyer, if Seller has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 6 not to be satisfied; provided, however, that in the case of a breach that is capable of being cured, the Seller shall have a period of ten (10) days following receipt of notice thereof to attempt to cure the breach and the termination under this Section 11.1(b) shall not become effective unless the Seller fails to cure such breach prior to the end of such ten (10) day period; (c) by the Seller if the Buyer has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 7 not to be satisfied; provided, however, that in the case of a breach that is capable of being cured, the Buyer shall have a period of ten (10) days following receipt of notice thereof to attempt to cure the breach and the termination under this Section 11.1(c) shall not become effective unless the Buyer fails to cure such breach prior to the end of such ten (10) day period; (d) by the Seller or the Buyer if the First Closing shall not have occurred on or before the date that is six (6) months following the Execution Date; provided, however, that if the primary reason for the Parties’ failure to have closed by such date is a delay caused by the failure of the SEC to clear the Information Statement for distribution to the Buyer Parent stockholders, then such date shall instead be five (5) Business Days following the date the SEC clears the Information Statement for distribution, but under no circumstances later than twelve (12) months following the Execution Date, and (e) by either Party, if the Purchase Price is subject to an adjustment by an amount that is greater than fifteen percent (15%) of the Purchase Price, as a result of Title Defects and Environmental Defects asserted by Buyer. Notwithstanding the above, (i) the rights under sub-clauses (a) through (e) above are not available if a failure results primarily from the terminating Party’s material breach of its representations, warranties or covenants contained in this Agreement, and (ii) a Party may not terminate this Agreement pursuant to sub-clauses (b) or (c) above if such Party is, at such time, in material breach of this Agreement.

11.2    Effect of Termination. In the event of termination, written notice thereof will be given to the other Party or Parties specifying the provision pursuant to which such termination is made. If this Agreement is terminated in accordance with Section 11.1, the provisions contained in this Section 11 and in Sections 1.2, 3.10, 3.11, 4.5, 4.6, 5.1.2, 9, 12, 15.1, 15.2, 15.5 - 15.21 and such defined terms in Section 1.1 as may be required to give meaning to such sections, and the Confidentiality Agreement, shall survive such termination of this Agreement. No termination of this Agreement under Section 11.1 shall relieve any Party of liability for breach of this Agreement arising prior to such termination.

11.3    Breakup Fee.

11.3.1

Except as a result of events in connection with delays caused by the SEC in reviewing the Information Statement, if this Agreement is terminated by the Seller pursuant to Section 11.1(c) or Section 11.1(d) and the Seller has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to First Closing, then the Seller is entitled to the amount of three million dollars ($3,000,000.00) as liquidated damages as the Seller’s sole and exclusive remedy for any breach or failure to perform by the Buyer under this Agreement, and all other remedies (except those under Section 5.1.2 and the Confidentiality Agreement, which shall remain in full force and effect) are hereby expressly waived by the Seller. The Seller and the Buyer agree upon the payment of liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and the Seller and the Buyer agree that such amount would be a reasonable estimate of the Seller’s loss in the event of any such breach or failure to perform by the Buyer. Upon such termination, the Seller shall be free immediately to enjoy all rights of ownership of the Properties and to sell, transfer, encumber or otherwise dispose of the Properties to any Person without any restriction under this Agreement.

11.3.2	If this Agreement is terminated by the Buyer pursuant to Section 11.1(b) or Section 11.1(d) and the Buyer has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to First Closing, then at the Buyer’s option:

A. the Buyer shall be entitled to seek money damages from the Seller available at Law for the Seller’s applicable breach of this Agreement, as the Buyer’s sole and exclusive remedy for any breach or failure to perform by the Seller under this Agreement, and all other remedies (except those under the Confidentiality Agreement, which shall remain in full force and effect) are hereby expressly waived by the Buyer, and the Seller shall be free immediately to enjoy all rights of ownership of the Properties and to sell, transfer, encumber or otherwise dispose of the Properties to any Person without any restriction under this Agreement.

B. in lieu of termination of this Agreement, the Buyer shall be entitled to specific performance of this Agreement, it being specifically agreed that monetary damages will not be sufficient to compensate the Buyer if the Buyer determines the same in its sole discretion.

11.3.3	If this Agreement terminates for reasons other than those set forth in Section 11.3.1 or Section 11.3.2, each party hereto shall have no further liability hereunder of any nature whatsoever to the other party hereto, including any liability for damages (except for the provisions of Sections 3.10, 3.11, 4.5, 4.6, 5.1.2, 12, 15.21 and the Confidentiality Agreement, which shall continue in full force and effect in accordance with their terms), and the Seller shall be free immediately to enjoy all rights of ownership of the Properties and to sell, transfer, encumber or otherwise dispose of the Properties to any Person without any restriction under this Agreement.

ARTICLE 12

DISPUTES

12.    Disputes. Except as otherwise contemplated in this Agreement, including, without limitation, Sections 2.2.10 and 2.8, any and all disputes arising under or in connection with this Agreement shall be resolved in accordance with this Article 12. The Parties shall attempt to resolve any dispute, controversy or difference that may arise between them through good faith negotiations. In the event the parties fail to reach resolution of any such dispute within thirty (30) days after entering into negotiations, either party may proceed to institute action in the Delaware Court of Chancery, such dispute to be governed and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except to the extent such dispute is in connection with real property situated in the Commonwealth of Pennsylvania, in which case the laws of the Commonwealth of Pennsylvania shall apply and either party may proceed to institute action in a state or federal court located in the Commonwealth of Pennsylvania. Each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery, or, to the extent the dispute involves real property situated in the Commonwealth of Pennsylvania, any state or federal court located within the Commonwealth of Pennsylvania with respect to the foregoing matters; (ii) consents to the personal jurisdiction of such applicable state or federal court with respect to the foregoing matters; (iii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request or leave from such applicable state or federal court; and (iv) agrees that it will not bring any action arising under or in connection with this Agreement in any other court than as specified above.

ARTICLE 13

SPECIAL WARRANTY

13.    Special Warranty. All Assignments made by Seller pursuant to this Agreement shall be made without warranty of any kind, express or implied, except a warranty of title conveyed by such Assignment as against the lawful claims of Persons claiming by, through or under Seller, but not otherwise, but subject, however, to Permitted Encumbrances.

ARTICLE 14

ASSUMPTION OF RISK

14.    Assumption of Risk. Notwithstanding anything herein to the contrary from and after the Effective Time, if the First Closing occurs, the Buyer shall assume all risk of loss of the Properties, including, without limitation, all risk of loss with respect to production of Hydrocarbons through normal depletion and the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Properties.

ARTICLE 15

MISCELLANEOUS

15.    Miscellaneous. It is further agreed as follows:

15.1    Time. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice (except as may expressly be set forth herein), or on any equitable grounds. Without limiting the foregoing, time is of the essence of this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.2    Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by facsimile transmission, then upon confirmation by the recipient of receipt; (d) if by electronic mail, then upon an affirmative reply by email by the intended recipient that such electronic mail was received (provided that, for the avoidance of doubt, an automated response from the electronic mail account or server of the intended recipient shall not constitute an affirmative reply); or (e) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication shall be as follows:

To the Seller:	Travis Peak Resources, LLC 9020 N Capital of TX Hwy, Bldg. 1, Suite 170 Austin, Texas 78759 Attention: Benjamin M. Ellis Telephone: 512-814-0352 Email: bellis@travispkr.com

With a copy to:

Buchanan Ingersoll & Rooney PC

One Oxford Centre

301 Grant Street

Pittsburgh, Pennsylvania 15219

Attention: Carl F. Staiger

Telephone: (412) 562-1624

Facsimile: (412) 562-1041

Email: carl.staiger@bipc.com

To the Buyer:	Eclipse Resources Corporation 2121 Old Gatesburg Road, Suite 110 State College, PA 16803 Attn: Christopher K. Hulburt Telephone: (814) 409-7002 Email: chulburt@eclipseresources.com

With a copy to:	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, TX 75201 Attn: Bryn A. Sappington Telephone: (214) 855 7180 Email: bryn.sappington@nortonrosefulbright.com

Potter Anderson & Corroon LLP

1313 North Market Street

P.O. Box 951

Wilmington, DE 19899

Attn:  Mark A. Morton

          Pamela L. Millard

Telephone:  (302) 984-6078

                    (302) 984-6169

Facsimile: (302) 658-1192

Email:  mmorton@potteranderson.com

             pmillard@potteranderson.com

Either Party may, upon written notice to the other Party, change the address(es) and person(s) to whom such communications are to be directed.

15.3    Representations and Warranties. All representations and warranties of Seller in Article 3 and of Buyer in Article 4 (other than the Fundamental Representations and the representations and warranties set forth in Section 3.5) shall survive the applicable Closing for twelve (12) months; provided however, the Fundamental Representations shall survive the applicable Closing indefinitely and the representations and warranties under Section 3.5 shall survive the applicable Closing until thirty (30) days after the expiration of the applicable statute of limitations (the “Expiration Date”); provided, however, any representation or warranty as to which a claim shall have been asserted prior to the Expiration Date shall survive until such claim and the indemnity with respect thereto are resolved.

15.4    Cooperation. Prior to termination of this Agreement and at all times following the consummation of this Agreement, the Parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any Party to this Agreement to assure that the benefits of this Agreement are realized by the Parties.

15.5    No Third Party Beneficiaries. Except for the indemnification rights of the Seller Indemnified Parties and the Buyer Indemnified Parties under Section 10, nothing in this

Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a Third Party beneficiary of this Agreement.

15.6    Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

15.7    Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ANY CONFLICT OF LAWS PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION), EXCEPT TO THE EXTENT THE DISPUTE INVOLVES REAL PROPERTY SITUATED IN THE COMMONWEALTH OF PENNSYLVANIA, IN WHICH CASE THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA SHALL APPLY AS PROVIDED IN ARTICLE 12 HEREIN.

15.8    Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, the Assignment and the other documents contemplated by this Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, both written and oral, among the Parties, and there are no agreements, understandings, warranties or representations except as set forth herein or therein. In the event of a conflict between the Confidentiality Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.

15.9    Assignment. It is agreed that neither Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Parties to this Agreement.

15.10    Amendment. Neither this Agreement, nor any of the provisions hereof, can be amended, modified, supplemented, changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the amendment, modification, supplement, change, waiver, discharge or termination is sought.

15.11    Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

15.12    Attorney Fees. If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party (or Buyer Parent, if applicable).

15.13    Waiver. Any failure by any party or parties hereto to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

15.14    Counterparts; Facsimiles; Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

15.15    JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

15.16    WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC. EACH OF THE BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION, PROCEEDING OR CLAIM BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, EXCEPT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY “SPECIAL DAMAGES” TO A THIRD PARTY THAT IS NOT AN INDEMNIFIED PARTY (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR CLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION, IN EACH CASE IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH WAIVERS ARE TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY AND PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANOTHER PARTY HERETO OR ANY CLAIMS OF ANY PERSON FOR WHICH ONE PARTY HAS AGREED TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT.

15.17    Mutuality. The Parties acknowledge and declare that this Agreement is the result of extensive negotiations between them. Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by any Party.

15.18    Schedules. The inclusion of any information (including dollar amounts) in any section of the disclosure Schedules hereto shall not be deemed to be an admission or acknowledgment by the Seller that such information is required to be listed on such Schedule or is material to or outside the Ordinary Course of Business of the Seller. The information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including, without limitation, any violation of a legal requirement or breach of contract or that a matter does, or may have a Material Adverse Effect). Matters may be disclosed on a Schedule to this Agreement for purposes of information only. Matters disclosed in each Schedule shall qualify the representation and warranty in which such Schedule is referenced and any other representation and warranty to which the matters disclosed reasonably relate.

15.19    Confidentiality. The Buyer acknowledges that, pursuant to its right of access to the Records and the Properties, as set forth in Section 5.1, the Buyer will become privy to confidential and other information of the Seller and that such confidential information shall be held confidential by the Buyer and the Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement.

15.20    Sale or Use Tax, Recording Fees, and Similar Taxes and Fees. The Buyer and Seller shall split equally any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (“Transfer Taxes”). Buyer and Seller agree to report the transaction contemplated hereby as an isolated transaction which is exempt from Pennsylvania Sales and Use Tax.

15.21    Expenses. Except as provided in Section 15.20, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the First Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by the Buyer shall be borne solely and entirely by the Buyer.

15.22    Found Acreage. After the First Closing until the date that is the first anniversary of the First Closing, if it is discovered by Buyer that Seller or its Affiliates held, as of the First Closing, title to any oil and gas leases or other mineral interests covering lands located in the counties of Tioga and Potter in the Commonwealth of Pennsylvania (the “Covered Counties”) and also covering the Target Formation that were not included in the Properties conveyed hereunder or excluded as Excluded Assets (such interests, “Found Acreage”), then Buyer may, on one or more occasions, deliver to Seller a notice (a “Found Acreage Notice”) of such discovery and provide Seller or its Affiliates with a description of such Found Acreage sufficient to identify such acreage and other information in Buyer’s possession as Seller may reasonably request with respect to such Found Acreage as and when requested by Seller, provided that Buyer shall not be required to provide Seller or its Affiliates any information that is subject to a confidentiality restriction or legal privilege. Seller shall have thirty (30) days following receipt of a Found Acreage Notice to confirm Buyer’s claim of any Found Acreage. In the event there is any such Found Acreage, Buyer shall have the right, but not the obligation, to elect to acquire any Found Acreage for a purchase price of one thousand eight hundred and fifty Dollars ($1,850.00) per Net Acre and such other terms and conditions as provided for in this Agreement; provided that Buyer shall notify Seller of its election to acquire the Found Acreage within thirty (30) days following Buyer’s receipt of the notification that Seller has confirmed Buyer’s claim of Found Acreage, after which time such election right shall expire and be of no further force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Seller has executed this Agreement effective as of the Execution Date.

SELLER:

TRAVIS PEAK RESOURCES, LLC, a Delaware limited liability company

By:	/s/ James S. Addison
Name:	James S. Addison
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the Buyer and Buyer Parent have executed this Agreement effective as of the Execution Date.

BUYER:

ECLIPSE RESOURCES-PA, LP, a Delaware limited partnership

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

BUYER PARENT:

ECLIPSE RESOURCES CORPORATION, a Delaware corporation

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT